Exhibit 2.4

SEPARATION AGREEMENT

BY AND BETWEEN

LIONSGATE STUDIOS HOLDING CORP.,

LIONSGATE STUDIOS CORP.,

LG SIRIUS HOLDINGS ULC,

AND

LIONS GATE ENTERTAINMENT CORP.

Dated as of May 6, 2025

i

EXHIBITS

Exhibit A	Closing Articles of Starz
Exhibit B	Closing Articles of New Lionsgate

ii

SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of May 6, 2025 (this “Agreement”), is by and between Lionsgate Studios Holding Corp., a corporation organized under the laws of the Province of British Columbia, Canada (“New Lionsgate”), Lionsgate Studios Corp., a corporation organized under the laws of the Province of British Columbia, Canada (“LG Studios”), LG Sirius Holdings ULC, an unlimited liability company organized under the laws of the Province of British Columbia, Canada (“LG Sirius”), and Lions Gate Entertainment Corp., a corporation organized under the laws of the Province of British Columbia, Canada (“Lionsgate” prior to the Separation Effective Time and “Starz” from and after the Separation Effective Time). In this Agreement, the legal entity currently named Lions Gate Entertainment Corp. may be referred to as “Lionsgate” prior to the Separation Effective Time and as “Starz” from and after the Separation Effective Time, with covenants, obligations, representations, and warranties of the applicable entity, and other terms of this Agreement applicable to the applicable entity, having the same force and effect regardless of the entity’s legal name at any point in time, or the name used in any part of this Agreement. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, on May 13, 2024, Lionsgate consummated a business combination (the “Business Combination”) resulting in LG Studios becoming a publicly-traded company and majority-owned subsidiary of Lionsgate and, in connection therewith, Lionsgate, LG Studios and LG Sirius entered into that certain Separation Agreement, dated as of May 8, 2024;

WHEREAS, the board of directors of Lionsgate (the “Lionsgate Board”) has determined that it is advisable and in the best interests of Lionsgate and its stakeholders, including its shareholders and creditors, to create two publicly traded companies to separately operate the Starz Business and the LG Studios Business, respectively;

WHEREAS, in furtherance of the foregoing, the Lionsgate Board has determined that it is appropriate and desirable for Lionsgate and its applicable Subsidiaries to (i) transfer the Starz Assets to Starz and its applicable Subsidiaries, and for Starz and its applicable Subsidiaries to assume the Starz Liabilities, and (ii) transfer the New Lionsgate Assets to New Lionsgate and its applicable Subsidiaries, and for New Lionsgate and its applicable Subsidiaries to assume New Lionsgate Liabilities, in each case, as more fully described in this Agreement and the Ancillary Agreements;

WHEREAS, the Lionsgate Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, to have LGEC Shareholders exchange all of their LGEC Shares for New Lionsgate New Common Shares and Starz Common Shares, and LG Studios Shareholders exchange all of their LG Studios Shares for New Lionsgate New Common Shares, in each case, by way of a plan of arrangement under applicable corporate law (the “Arrangement”) to be implemented in accordance with the terms and subject to the conditions set out in the plan of arrangement to be appended to the Arrangement Agreement (as it may be amended from time to time, the “Plan of Arrangement”);

WHEREAS, pursuant to the Plan of Arrangement, Lionsgate’s current equity interest in New Lionsgate will be cancelled in accordance with the terms and subject to the conditions set out in the Plan of Arrangement (such cancellation, together with the transfer of Starz Assets and assumption of Starz Liabilities, the transfer of New Lionsgate Assets and assumption of New Lionsgate Liabilities, and the exchanges of common shares by LGEC Shareholders and LG Studios Shareholders, each as described above and pursuant to the Transaction Steps Plan, the “Transactions”);

WHEREAS, it is intended that, for U.S. federal income tax purposes, (a) certain transactions contemplated by Section 3.1.1(a) through Section 3.1.1(j) of the Plan of Arrangement effecting the separation of

New Lionsgate from Lionsgate be treated as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code, pursuant to which Lionsgate is treated as distributing 100% of the outstanding stock of New Lionsgate to the LGEC Shareholders, and (b) this Agreement, the Arrangement Agreement and the Plan of Arrangement are intended to be, and are hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) (collectively, the “Intended U.S. Tax Treatment”);

WHEREAS, Lionsgate and New Lionsgate have prepared and filed with the SEC the Form S-4, which includes the joint Proxy Statement/Prospectus of Lionsgate and New Lionsgate, and which sets forth disclosures concerning Lionsgate, New Lionsgate, Starz, LG Studios and the Transactions; and

WHEREAS, each of New Lionsgate and Lionsgate has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Transactions and certain other agreements that will govern certain matters relating to the Transactions and the relationship of New Lionsgate, Starz and the members of their respective Groups following the consummation of the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Accounts Payable” shall mean any and all trade and non-trade accounts payable of any Party or member of its Group.

“Accounts Receivable” shall mean any and all trade and non-trade accounts receivable of any Party or member of its Group.

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, territorial, provincial, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Separation Effective Time, solely for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Starz Group, on the one hand, shall be deemed to be an Affiliate of any member of the New Lionsgate Group or the LG Studios Group, on the other hand, and (b) no member of the New Lionsgate Group or the LG Studios Group, on the one hand, shall be deemed to be an Affiliate of any member of the Starz Group, on the other hand.

“Agent” shall mean the trust company or bank to be duly appointed by New Lionsgate to act as the exchange agent in connection with the Transactions and the transfer agent and registrar for the New Lionsgate New Common Shares and Starz Common Shares.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Transactions or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Arrangement Agreement, the Plan of Arrangement, and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arrangement Agreement” shall mean the Arrangement Agreement, to be made between Lionsgate, New Lionsgate, LG Studios and LG Sirius in connection with the Arrangement, as it may be amended from time to time.

“Arrangement Effective Date” shall have the meaning set forth in the Arrangement Agreement.

“Arrangement Effective Time” shall have the meaning set forth in the Arrangement Agreement.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Audio/Visual Works” shall mean any and all visual or audio works of artistic, creative or educational authorship, including any motion picture, television production, game, or cultural, educational, informational or sports program, together with any artwork, books, audiobooks, comicbooks, articles, stories, soundtracks, musical works or similar content based upon, derived from or related to such visual or audio works, and any adaptations or derivative works of any of the foregoing, and any recordings or embodiments of any of the foregoing, in each case, whether in print, digital or any other format or medium, in each case, including all associated documentation.

“Business Day” shall mean a day other than a Saturday, a Sunday or a day on which banking institutions located in Vancouver, British Columbia, Los Angeles, California, or New York, New York are authorized or obligated by Law or executive order to close.

“Canadian Securities Authorities” shall mean the Canadian securities authorities in each of the provinces or territories of Canada, and any of their successors.

“Change of Control” shall mean, with respect to a Party: (a) a transaction whereby any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) would acquire, directly or indirectly, voting securities representing more than fifty percent (50%) of the total voting power of such Party; (b) a merger, consolidation, recapitalization or reorganization of such Party, unless securities representing more than fifty percent (50%) of the total voting power of the legal successor to such Party as a result of such merger, consolidation, recapitalization or reorganization are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned such Party’s outstanding voting securities immediately prior to such transaction; or (c) the sale of all or substantially all of the consolidated assets of such Party’s Group. For the avoidance of doubt, no transaction contemplated by this Agreement or the Ancillary Agreements shall be considered a Change of Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Domains and Social Media” shall mean any (a) Internet domain names and Internet Protocol addresses, and (b) social media profiles, accounts, addresses and handles, and services related thereto, including those made available through Facebook, X (formerly Twitter), Instagram, SnapChat, TikTok and other similar platforms, in each case, including the content thereon.

“Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of the date hereof, by and between New Lionsgate and Lionsgate or the members of their respective Groups, as it may be amended from time to time.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Final Order” shall have the meaning set forth in the Arrangement Agreement.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics or diseases (including COVID-19) or other health crises or public health events, or any worsening of any of the foregoing, quarantine or government health alert that prohibits or restricts travel or prevents any individual from reporting to a work location, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment.

“Form S-4” shall mean the registration statement and joint proxy statement on Form S-4 filed by Lionsgate and New Lionsgate with the SEC to effect the registration of Starz Common Shares and New Lionsgate New Common Shares pursuant to the Securities Act in connection with the Arrangement, as such registration statement may be amended or supplemented from time to time prior to the Arrangement Effective Time.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign, multinational, supranational, territorial, or provincial, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean the LG Studios Group, the Lionsgate Group, the New Lionsgate Group, or the Starz Group, as the context requires.

“Information Technology” shall mean all Software, computer systems (including computers, screens, servers, middleware, workstations, routers, hubs, switches, networks, data communication lines and hardware), network and telecommunications systems hardware, and other information technology equipment, and all associated documentation, but in each case, excluding any Audio/Visual Works.

“Insurance Proceeds” shall mean those monies (a) received by an insured from an insurance carrier or (b) paid by an insurance carrier on behalf of the insured, in any such case, net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property Rights” shall mean any and all intellectual property rights or similar proprietary rights arising anywhere in the world, including in or with respect to any of the following: (a) patents, statutory invention registrations, certificates of invention, registered designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions, and including any applications for any of the foregoing; (b) trademarks, service marks, slogans, trade dress, trade names, logos, and other designations of origin, and including any applications for any of the foregoing, and including all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services, and including any applications for any of the foregoing; (d) trade secrets, industrial secret rights, know-how, inventions, and any confidential or proprietary business or technical information; and (e) published and unpublished works of authorship, whether copyrightable or not, including Software, website and mobile content, data, databases and other compilations of information, copyrights in or to any of the foregoing, mask works, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Interim Orders” shall mean the LGEC Interim Order and the Studios Interim Order.

“Joint Information/Proxy Statement” shall mean the joint information statement and proxy statement to be mailed to LGEC Shareholders and LG Studios shareholders in connection with the LGEC Meeting, the Studios Meeting and the Transactions, as such document may be amended or supplemented from time to time prior to the Arrangement Effective Time, a form of which is included in the Form S-4.

“Law” shall mean any domestic, foreign, multinational, national, supranational, federal, state, territorial, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“LGEC Arrangement Approval” shall have the meaning set forth in the Arrangement Agreement.

“LGEC Interim Order” shall have the meaning set forth in the Arrangement Agreement.

“LGEC Meeting” shall have the meaning set forth in the Arrangement Agreement.

“LGEC Shares” shall have the meaning set forth in the Arrangement Agreement.

“LGEC Shareholders” shall have the meaning set forth in the Arrangement Agreement.

“LG Studios Board” shall mean the board of directors of LG Studios.

“LG Studios Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Arrangement Effective Time by any Party or any member of its Group, other than the Starz Business.

“LG Studios Group” shall mean LG Studios and each Person that is a Subsidiary of LG Studios (for clarity, other than Starz and any other member of the Starz Group).

“LG Studios Shares” shall have the meaning set forth in the Arrangement Agreement.

“LG Studios Shareholders” shall have the meaning set forth in the Arrangement Agreement.

“Liabilities” shall mean any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, attorneys’ fees, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Lionsgate Group” shall mean Lionsgate and each Person that is a Subsidiary of Lionsgate.

“Lionsgate Intellectual Property Rights” shall mean (a) the Registered IP set forth on Schedule 1.1, and (b) all other Intellectual Property Rights, other than Starz Intellectual Property Rights, owned by any Party or any member of its Group as of immediately prior to the Arrangement Effective Time to the extent they are used, held, or developed primarily for use in the LG Studios Business, in each case, including the goodwill associated with or symbolized by any Trademarks included in any of the foregoing Intellectual Property Rights.

“Lionsgate Resolutions” shall mean the special resolutions of the shareholders of Lionsgate as are necessary to approve the Arrangement as set out in the Arrangement Agreement.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Meeting Materials” shall have the meaning set forth in the Arrangement Agreement.

“NASDAQ” shall mean the NASDAQ Global Select Market.

“New Lionsgate Articles” shall mean the articles of New Lionsgate, substantially in the form of Exhibit B hereto.

“New Lionsgate Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Lionsgate that will be members of the New Lionsgate Group as of immediately prior to the Separation Effective Time.

“New Lionsgate Debt Assumption” means the assumption by New Lionsgate or one of its Subsidiaries of approximately $390 million of 5.500% exchange notes due 2029 issued by Lions Gate Capital Holdings 1, Inc. in exchange for the New Lionsgate Debt Assumption Consideration.

“New Lionsgate Entities” shall mean the entities set forth on Schedule 1.2.

“New Lionsgate Debt Assumption Consideration” means the amount equal to $389.9 million in cash which is comprised of the Starz Intercompany Credit Facility Receivable at the Separation Effective Time and any cash on hand necessary to equal $389.9 million if the outstanding balance of the Starz Intercompany Credit Facility Receivable at the Separation Effective Time is less than $389.9 million.

“New Lionsgate Group” shall mean New Lionsgate and each Person that is, or pursuant to the Transactions becomes, a Subsidiary of New Lionsgate (other than Starz and any other member of the Starz Group), including the New Lionsgate Entities.

“New Lionsgate New Common Shares” shall mean the common shares, without par value, of New Lionsgate.

“NYSE” shall mean the New York Stock Exchange.

“Parties” shall mean the parties to this Agreement and “Party” shall mean any one of the Parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Policies” shall mean insurance policies and insurance contracts of any kind, including global property, excess and umbrella liability, domestic and foreign commercial general liability, local foreign placements, directors and officers liability, fiduciary liability, cyber, media and technology errors and omissions liability, employment practices liability, domestic and foreign automobile, cargo stock throughput, customer cargo, global cargo terrorism, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, special contingency (K&R), bonds and self-insurance, together with the rights, benefits, privileges and obligations thereunder.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the U.S. Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by New Lionsgate and Starz cooperating together in good faith) or any similar release by the U.S. Federal Reserve Board (as determined by New Lionsgate and Starz cooperating together in good faith).

“Privileged Information” shall mean any information, in written, oral, electronic or any other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and attorney work product privileges.

“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Registered IP” shall mean all United States, international or foreign: (a) patents and patent applications; (b) registered Trademarks and applications to register Trademarks; and (c) registered copyrights and applications for copyright registration.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation Effective Time” shall have the meaning set forth in the Arrangement Agreement.

“Software” shall mean any software, computer program, application, application programming interface, middleware or firmware, including software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, and all documentation (including user manuals and other training documentation) relating to any of the foregoing.

“Starz Accounts Payable” shall mean any and all trade and non-trade accounts payable of any Party or member of its Group outstanding as of immediately prior to the Arrangement Effective Time, in each case, to the extent related to the Starz Business or arising out of any Starz Contract.

“Starz Accounts Receivable” shall mean any and all trade and non-trade accounts receivable of any Party or member of its Group outstanding as of immediately prior to the Arrangement Effective Time, in each case, to the extent related to the Starz Business or arising out of any Starz Contract.

“Starz Articles” shall mean the Articles of Starz, substantially in the form of Exhibit A hereto.

“Starz Audio/Visual Works” shall mean all Audio/Visual Works set forth on Schedule 1.3.

“Starz Balance Sheet” shall mean the pro forma combined balance sheet of the Starz Business, including any notes and subledgers thereto, as presented in the Form S-4 at the time it is declared effective under the Securities Act.

“Starz Books and Records” shall mean all books and records to the extent used in or necessary for, as of immediately prior to the Arrangement Effective Time, the operation of the Starz Business, including financial, employee, and general business operating documents, instruments, papers, books, books of account, records and files and data related thereto (including regulatory dossiers, correspondence and related documentation).

“Starz Business” shall mean the Media Networks business and operations (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) of Lionsgate and its relevant Subsidiaries, as such business and operations are described in the “Media Networks” segment of Lionsgate in its Annual Report on Form 10-K for the fiscal year ended March 31, 2024 (as modified by its Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2024 and September 30, 2024 and excluding, for the avoidance of doubt, any New Lionsgate Assets and New Lionsgate Liabilities) and conducted at any time prior to the Arrangement Effective Time by any Party or any current or former member of its Group. For the avoidance of doubt, the Starz Business shall include only the business and operations described in the immediately prior sentence, and shall not include any other businesses or operations of Lionsgate or any of its Subsidiaries.

“Starz Common Shares” shall mean the common shares, without par value, of Starz, created pursuant to Section 3.1.1(e) of the Plan of Arrangement.

“Starz Contracts” shall mean the following contracts and agreements to which any Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided, that Starz Contracts shall not include any contract or agreement that shall be retained by New Lionsgate or any member of the New Lionsgate Group from and after the Separation Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement:

(a) any customer, reseller, distributor or development contract or agreement entered into prior to the Arrangement Effective Time to the extent related to the Starz Business;

(b) any supply or vendor contract or agreement entered into prior to the Arrangement Effective Time to the extent related to the Starz Business;

(c) any contract or agreement entered into prior to the Arrangement Effective Time which grants a Third Party rights or licenses to Intellectual Property Rights that are Starz Intellectual Property Rights;

(d) any license agreement entered into prior to the Arrangement Effective Time pursuant to which a Third Party grants any Party or any member of its Group rights or licenses to Intellectual Property Rights to the extent related to the Starz Business;

(e) any joint venture or partnership contract or agreement entered into prior to the Arrangement Effective Time to the extent that it relates to the Starz Business;

(f) any guarantee, indemnity, representation, covenant, warranty or other liability of any Party or any member of its Group in each case entered into prior to the Arrangement Effective Time in respect of any other Starz Contract, any Starz Liability or the Starz Business;

(g) any proprietary information and inventions agreement or similar agreement assigning or licensing Intellectual Property Rights with any current or former New Lionsgate Group employee, Starz Group employee, consultant of the New Lionsgate Group or consultant of the Starz Group, in each case entered into prior to the Arrangement Effective Time to the extent that it is related to the Starz Business;

(h) any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to, or to be a contract or agreement in the name of, Starz or any member of the Starz Group;

(i) any credit agreement, indenture, note or other financing agreement or instrument entered into by Starz and/or any member of the Starz Group in connection with the Transactions, including any Starz Financing Arrangements;

(j) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements entered into prior to the Arrangement Effective Time to the extent that it is related to the Starz Business;

(k) Starz Leases;

(l) any other contract or agreement entered into prior to the Arrangement Effective Time to the extent that it is related to the Starz Business or Starz Assets; and

(m) any contracts, agreements or settlements set forth on Schedule 1.4, including the right to recover any amounts under such contracts, agreements or settlements.

“Starz Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Lionsgate that will be members of the Starz Group as of immediately prior to the Arrangement Effective Time.

“Starz Domains and Social Media” shall mean (a) the Domains and Social Media set forth on Schedule 1.5(a) and Schedule 1.5(b) , and (b) all other Domains and Social Media owned or controlled by, or registered in the name of, any Party or any member of its Group as of immediately prior to the Arrangement Effective Time to the extent used or held for use in the Starz Business.

“Starz Entities” shall mean the entities set forth on Schedule 1.6.

“Starz Group” shall mean (a) prior to the Separation Effective Time, Starz and each Person that will be a Subsidiary of Starz immediately after the Separation Effective Time, including the Starz Entities and their respective Subsidiaries, even if, prior to the Separation Effective Time, such Person is not a Subsidiary of Starz, and (b) on and after the Separation Effective Time, Starz and each Person that is a Subsidiary of Starz.

“Starz Information Technology” shall mean all Information Technology owned by any Party or any member of its Group as of immediately prior to the Separation Effective Time to the extent used, or held or developed for use, in the Starz Business.

“Starz Intellectual Property Rights” shall mean (a) the Registered IP set forth on Schedule 1.7(a), Schedule 1.7(b), and Schedule 1.7(c), and (b) all other Intellectual Property Rights (other than Registered IP) owned by any Party or any of the members of its Group as of immediately prior to the Separation Effective Time to the extent used, held or developed for use, in the Starz Business, in each case, including the goodwill associated with or symbolized by any Trademarks included in any of the foregoing Intellectual Property Rights.

“Starz Intercompany Credit Facility Receivable” means the receivable held by Lionsgate or one of its Subsidiaries reflecting the outstanding balance of debt issued under the Revolving Credit Agreement, dated May 13, 2024, entered into between Lions Gate Capital Holding 1, Inc. and LGAC International LLC.

“Starz Leases” shall have the meaning set forth in the definition of Starz Real Property.

“Starz Permits” shall mean all Permits owned or licensed by any Party or any member of its Group to the extent used or held for use in the Starz Business as of immediately prior to the Separation Effective Time.

“Starz Real Property” shall mean (a) the Real Property Leases to which any Party or member of its Group is party as of immediately prior to the Separation Effective Time set forth on Schedule 1.8 (“Starz Leases”) and (b) all recorded Real Property notices, easements, and obligations with respect to the Real Property leases described in clause (a) of this definition.

“Studios Arrangement Approval” shall have the meaning set forth in the Arrangement Agreement.

“Studios Interim Order” shall have the meaning set forth in the Arrangement Agreement.

“Studios Meeting” shall have the meaning set forth in the Arrangement Agreement.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture, partnership or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tangible Personal Property” shall mean machinery, equipment, hardware, furniture, fixtures, tools, motor vehicles and other transportation equipment, special and general tangible tools, prototypes, models and other tangible personal property, it being understood that Tangible Personal Property shall not include any (a) any Information Technology or (b) Audio/Visual Works.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Act” shall mean the Income Tax Act (Canada), as amended.

“Tax Matters Agreement” shall mean the Tax Matters Agreement, dated as of May 8, 2024, by and between Lionsgate and Lionsgate Studios Corp. (formerly known as LG Orion Holdings ULC), as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Transition Services Agreement” shall mean the Transition Services Agreement, dated as of the date hereof, by and between New Lionsgate and Starz or any members of their respective Groups, as it may be amended from time to time.

“U.S. Tax Opinion” shall mean an opinion of the tax advisor of Lions Gate Entertainment Inc., a subsidiary of New Lionsgate, to be dated at or prior to the Arrangement Effective Date, addressed to Lions Gate Entertainment Inc., and otherwise in a form acceptable to New Lionsgate or Lions Gate Entertainment Inc., regarding the Intended U.S. Tax Treatment.

Terms	Sections
Agreement	Preamble
Arbitration Request	6.3
Arrangement	Recitals
CEO Negotiation Request	6.2
Delayed New Lionsgate Asset	2.8(h)
Delayed New Lionsgate Liability	2.8(h)
Delayed Starz Asset	2.8(c)
Delayed Starz Liability	2.8(c)
Dispute	6.1
Indemnifying Party	3.4(a)
Indemnitee	3.4(a)
Indemnity Payment	3.4(a)
Insurance Termination Time	4.3(b)
Intended U.S. Tax Treatment	Recitals
JAMS Rules	6.3(a)
Linked	2.13(a)
Officer Negotiation Request	6.1
New Lionsgate	Preamble
New Lionsgate Accounts	2.13(a)
New Lionsgate Assets	2.2(b)
New Lionsgate Board	Recitals
New Lionsgate Indemnitees	3.2
New Lionsgate Liabilities	2.3(b)
Plan of Arrangement	Recitals
Transactions	Recitals
Transactions Step Plan	2.1(a)
Shared Contract	2.12(a)
Specified Ancillary Agreement	11.19
Starz	Preamble
Starz Accounts	2.13(a)
Starz Assets	2.2(a)
Starz Financing Arrangements	2.14(a)
Starz Indemnitees	3.3
Starz Leases	Article I
Starz Liabilities	2.3(a)
Starz Policies	4.3(c)
Straddle Period	4.1
Third-Party Claim	3.5(a)

Terms	Sections
Transfer Documents	2.1(b)
Transition Committee	2.12
Unreleased New Lionsgate Liability	2.9(b)(ii)
Unreleased Starz Liability	2.9(a)(ii)

ARTICLE II

THE TRANSACTIONS

2.1 Transfer of Assets and Assumption of Liabilities.

(a) Subject to Section 2.8, on or prior to the Separation Effective Time, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Transactions Step Plan”):

(i) Transfer and Assignment of Starz Assets. Starz and New Lionsgate shall cause New Lionsgate and the members of the New Lionsgate Group to contribute, assign, transfer, convey and deliver to Starz Group or certain members of the Starz Group designated by Starz, and Starz or such other members of the Starz Group shall accept from New Lionsgate and such members of the New Lionsgate Group, all of New Lionsgate’s and such members’ respective direct or indirect right, title and interest in and to all Starz Assets held by New Lionsgate or a member of the New Lionsgate Group (to the extent not previously so transferred);

(ii) Acceptance and Assumption of Starz Liabilities. Starz and the applicable Starz Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the Starz Liabilities in accordance with their respective terms. Starz and such Starz Designees shall be responsible for all Starz Liabilities, regardless of when or where such Starz Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Effective Time, regardless of where or against whom such Starz Liabilities are asserted or determined (including any Starz Liabilities to the extent arising out of claims made by New Lionsgate’s or Starz’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the New Lionsgate Group or the Starz Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the New Lionsgate Group or the Starz Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of New Lionsgate Assets. New Lionsgate and Starz shall cause Starz and the members of the Starz Group to contribute, assign, transfer, convey and deliver to New Lionsgate or certain members of the New Lionsgate Group designated by New Lionsgate, and New Lionsgate or such other members of the New Lionsgate Group shall accept from Starz and such members of the Starz Group, all of Starz’s and such members’ respective direct or indirect right, title and interest in and to all New Lionsgate Assets held by Starz or such member of the Starz Group (to the extent not previously so transferred); and

(iv) Acceptance and Assumption of New Lionsgate Liabilities. New Lionsgate and certain of members of the New Lionsgate Group designated by New Lionsgate shall accept and assume and agree faithfully to perform, discharge and fulfill all of the New Lionsgate Liabilities held by Starz or any Starz Designee and New Lionsgate and the applicable members of the New Lionsgate Group shall be responsible for all New Lionsgate Liabilities in accordance with their respective terms, regardless of when or where such New Lionsgate Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Separation Effective Time, where or against whom such New Lionsgate Liabilities are asserted or determined (including any such New Lionsgate Liabilities to the extent arising out of claims made by New Lionsgate’s or Starz’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the New Lionsgate Group or the Starz Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the New Lionsgate Group or the Starz Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.” The Transfer Documents shall effect certain of the transactions contemplated by this Agreement and, notwithstanding anything in this Agreement to the contrary, shall not expand or limit any of the obligations, covenants or agreements in this Agreement. It is expressly agreed that in the event of any conflict between the terms of the Transfer Documents and the terms of this Agreement or the Tax Matters Agreement, the terms of this Agreement or the Tax Matters Agreement, as applicable, shall control.

(c) Misallocations.

(i) In the event that at any time or from time to time (whether prior to, at or after the Separation Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset at no additional cost or consideration to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Party receiving or possessing such Asset shall hold such Asset in trust for such other Party. In the event that at any time or from time to time (whether prior to, at or after the Separation Effective Time), one Party (or any member of such Party’s Group) shall be liable for or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party shall promptly assume, or cause to be assumed, such Liability and agree to faithfully perform such Liability.

(ii) In the event that any Party is or becomes aware of any Registered IP that is, immediately following the Separation Effective Time, used, or held or developed for use, in or related to the business of one Party (i.e., in the case of New Lionsgate, the LG Studios Business, and in the case of Starz, the Starz Business), but that was as of the Closing, and continues at such time to be, owned by another Party (or any member(s) of such other Party’s Group) (such Registered IP, to the extent it is used, or held or developed for use, in or related to the business of one Party, “Misallocated Registered IP”), and within three (3) years following the date of this Agreement informs such other Party of such belief in writing, then, subject to such other Party’s agreement in writing (acting reasonably and in good faith) that such Registered IP constitutes Misallocated Registered IP, (A) such Misallocated Registered IP shall thereafter be deemed, as applicable, (1) “New Lionsgate Intellectual Property Rights” if the Parties have agreed that such Misallocated Registered IP is used, or held or developed for use, in or related to, the LG Studios Business (to the extent so used, or held or developed for use, in or related to the LG Studios Business), and (2) “Starz Intellectual Property Rights” if the Parties have agreed that such Misallocated Registered IP is used, or held or developed for use, in or related to the Starz Business (to the extent so used, or held or developed for use, in or related to the Starz Business); and (B) such Misallocated Registered IP shall thereafter immediately be deemed contributed, assigned, transferred, conveyed and delivered (and the Party that erroneously owns such Misallocated Registered IP hereby contributes, assigns, transfers, conveys and delivers to the other Party such Misallocated Registered IP) in accordance with Section 2.1(a)(i) or (iii), as applicable, and the Parties shall take such actions with respect thereto in accordance with Section 2.1(b). If the Parties do not reach written agreement with respect to the ownership or identification of Misallocated Registered IP within thirty (30) days after a Party is informed by the other Party (acting reasonably and in good faith) of such other Party’s assertion in accordance with this Section 2.1(c) that such Registered IP constitutes Misallocated Registered IP, then the Parties shall use commercially reasonable efforts to promptly resolve such dispute in good faith. To the extent the Parties are not able to so reach a resolution within thirty (30) days of commencing negotiations in respect thereof, the dispute shall be resolved pursuant to Article VI.

(d) Waiver of Bulk-Sale and Bulk-Transfer Laws. Starz hereby waives compliance by each and every member of the New Lionsgate Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Starz Assets to any member of the Starz Group. New Lionsgate hereby waives compliance by each and every member of the Starz Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the New Lionsgate Assets to any member of the New Lionsgate Group.

(e) Intellectual Property Rights.

(i) If and to the extent that, as a matter of Law in any jurisdiction, New Lionsgate or the applicable members of its Group cannot assign, transfer or convey any of New Lionsgate’s or such New Lionsgate Group members’ respective direct or indirect right, title and interest in and to any Intellectual Property Rights included in the Starz Assets, then, to the extent possible, New Lionsgate shall, and shall cause the applicable members of its Group to, irrevocably grant to Starz, or the applicable Starz Designees, an (to the greatest extent permitted under applicable Law) exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

(ii) If and to the extent that, as a matter of Law in any jurisdiction, Starz or the applicable members of its Group cannot assign, transfer or convey any of Starz’s or such Starz Group members’ respective direct or indirect right, title and interest in and to any Intellectual Property Rights included in the New Lionsgate Assets, then, to the extent possible, Starz shall, and shall cause the applicable members of its Group to, irrevocably grant to New Lionsgate, or the applicable New Lionsgate Designees, an (to the greatest extent permitted under applicable Law) exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

(f) Electronic Transfer. All transferred Starz Assets and New Lionsgate Assets, including transferred Audio/Visual Works and Software, that can be delivered by electronic transmission will be so delivered or made available to Starz, New Lionsgate or their respective designees (as applicable), at a designated FTP site or in another electronic form to be determined by the Parties.

2.2 Starz Assets; New Lionsgate Assets.

(a) Starz Assets. For purposes of this Agreement, “Starz Assets” shall mean (without duplication) those Assets of either Party or the members of its Group as of immediately prior to the Separation Effective Time, whether now existing or hereinafter acquired, to the extent used or contemplated to be used or held for use in the ownership, operation or conduct of the Starz Business or relating to the Starz Business or to a member of the Starz Group, including the following:

(i) all issued and outstanding capital stock or other equity interests of the Starz Entities that are owned by either Party or any members of its Group as of immediately prior to the Separation Effective Time;

(ii) except as otherwise set forth in this Section 2.2(a), all Assets of any Party or any members of its Group included or reflected as assets of the Starz Group on the Starz Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Starz Balance Sheet; provided, that the amounts set forth on the Starz Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Starz Assets pursuant to this clause (ii);

(iii) except as otherwise set forth in this Section 2.2(a), all Assets of any Party or any of the members of its Group as of immediately prior to the Separation Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of Starz or members of the Starz Group on a pro forma combined balance sheet of the Starz Group or any notes or subledgers thereto as of immediately prior to the Separation Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Starz Balance Sheet), it being understood that (x) the Starz Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Starz Assets pursuant to this clause (iii); and (y) the amounts set forth on the Starz Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Starz Assets pursuant to this clause (iii);

(iv) all Assets of any Party or any of the members of its Group as of immediately prior to the Separation Effective Time that are expressly identified by any provision of this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by Starz or any other member of the Starz Group;

(v) all rights and benefits under the Starz Contracts as of immediately prior to the Separation Effective Time and all rights, interests or claims of any Party or any of the members of its Group thereunder as of immediately prior to the Separation Effective Time;

(vi) any and all Starz Accounts Receivable;

(vii) any and all finished goods inventory, supplies, components, packaging materials and other inventories, including any inventory in-transit and other inventories being held by third parties pursuant to consignment and used inventory, and all valuation-related adjustments relating thereto (including those relating to warranty, prompt pay discounts, royalties and other items), in each case, to the extent related to the Starz Business as of immediately prior to the Separation Effective Time;

(viii) any and all Starz Books and Records in the possession of any Party or any member of its Group as of immediately prior to the Separation Effective Time; provided, that New Lionsgate shall be permitted to continue to use and, if applicable, retain copies of, (A) any Starz Books and Records that as of the Separation Effective Time are used in or necessary for the operation or conduct of the LG Studios Business, (B) any Starz Books and Records that New Lionsgate is required by Law to retain (and if copies are not provided to Starz, then, to the extent permitted by Law, such copies will be made available to Starz upon Starz’s reasonable request), (C) one (1) copy of any Starz Books and Records to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or related to any New Lionsgate Assets or New Lionsgate’s and/or its Affiliates’ obligations under this Agreement or any of the Ancillary Agreements and (D) “back-up” electronic tapes of such Starz Books and Records maintained by New Lionsgate in the ordinary course of business, and such copies described in clauses (A) through (D) shall be considered “New Lionsgate Assets”;

(ix) all Starz Intellectual Property Rights, together with the right to sue for any past, present or future infringement, misappropriation or other violation of any Starz Intellectual Property Rights, and to seek, recover and retain damages due or accrued for any such past, present or future infringement, misappropriation or violation thereof;

(x) all Starz Audio/Visual Works (provided that the foregoing shall not limit the rights of any member of the New Lionsgate Group with respect to any such Starz Audio/Visual Works pursuant to agreements that survive the Arrangement Effective Time pursuant to Section 2.11);

(xi) all Starz Information Technology;

(xii) all Starz Domains and Social Media;

(xiii) all Starz Permits as of immediately prior to the Separation Effective Time and all rights, interests or claims of any Party or any of the members of its Group thereunder as of immediately prior to the Separation Effective Time;

(xiv) all cash and cash equivalents of Starz or any members of the Starz Group as of immediately prior to the Separation Effective Time, except for any cash or cash equivalents withdrawn from Starz Accounts in accordance with Section 2.13(d);

(xv) all Starz Real Property as of immediately prior to the Separation Effective Time;

(xvi) all Tangible Personal Property to the extent related to the Starz Business;

(xvii) all rights to and benefits and proceeds from insurance policies in the name of any Party or member of its Group for claims declared to the policy prior to the Separation Effective Time to the extent related to the Starz Business or a Starz Asset, subject to Section 4.3;

(xviii) any and all Assets set forth on Schedule 2.2(a)(xviii);

(xix) other than with respect to the matters set forth on Schedule 3.6, all rights to causes of action, lawsuits, judgments, claims (including, subject to Section 4.3, claims against third party insurance providers as may be required pursuant to Section 2.2(a)(xvii)), counterclaims, demands or enforcement rights of any kind of New Lionsgate, its Affiliates, or any member of the New Lionsgate Group against a Person to the extent such causes of action, lawsuits, judgments, claims, counterclaims, demands or enforcement rights relate to the Starz Business, a Starz Asset or a Starz Liability, including all claims made as of the Separation Effective Time; provided, that the Party (or member of its Group) to which any such causes of action, lawsuits, judgments, claims, counterclaims, demands or enforcement rights primarily relate shall control the applicable proceedings unless such Party agrees in writing that the other Party shall control such proceedings;

(xx) the right to enforce the confidentiality or assignment provisions of any confidentiality, non-disclosure or other similar contracts to the extent related to the confidential information of the Starz Business;

(xxi) any Tax assets allocated to Starz or member of its Group pursuant to the Tax Matters Agreement;

(xxii) any employee-related assets allocated to Starz or member of its Group pursuant to the Employee Matters Agreement; and

(xxiii) the benefits of all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts, deferred charges and advance payments to the extent related to a Starz Asset.

Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single asset may fall within more than one of the clauses (i) through (xx) in this Section 2.2(a), such fact does not imply that (x) such asset shall be transferred more than once or (y) any duplication of such asset is required, and (B) the Starz Assets shall not in any event include any Asset or applicable portion thereof (to the extent used or contemplated to be used or held for use) referred to in clauses (i) through (xviii) of Section 2.2(b).

(b) New Lionsgate Assets. For the purposes of this Agreement, “New Lionsgate Assets” shall mean all Assets of any Party or the members of its Group as of immediately prior to the Separation Effective Time, other than the Starz Assets. Notwithstanding anything herein to the contrary, the New Lionsgate Assets shall include:

(i) all issued and outstanding capital stock or other equity interests of the New Lionsgate Entities that are owned by either Party or any members of its Group as of immediately prior to the Separation Effective Time;

(ii) all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by New Lionsgate or any other member of the New Lionsgate Group;

(iii) all contracts and agreements of any Party or any of the members of its Group as of immediately prior to the Separation Effective Time other than the Starz Contracts;

(iv) any and all books and records other than the Starz Books and Records (collectively, “New Lionsgate Books and Records”) in the possession of any Party or any member of its Group as of immediately prior to the Separation Effective Time; provided, that, Starz shall be permitted to continue to use and if applicable, retain copies of, (A) any New Lionsgate Books and Records that as of the Separation Effective Time are used in or necessary for the operation or conduct of the Starz Business, (B) any New Lionsgate Books and Records that Starz is required by Law to retain (and if copies are not provided to New Lionsgate, then, to the extent permitted by Law, such copies will be made available to New Lionsgate upon New Lionsgate’s reasonable request), (C) one (1) copy of any New Lionsgate Books and Records to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or related to any Starz Assets or Starz’s and/or its Affiliates’ obligations under this Agreement or any of the Ancillary Agreements and (D) “back-up” electronic tapes of such New Lionsgate Books and Records maintained by Starz in the ordinary course of business, and such copies described in clauses (A) through (D) shall be considered “Starz Assets”;

(v) all New Lionsgate Intellectual Property Rights, together with the right to sue for any past, present or future infringement, misappropriation or other violation of any New Lionsgate Intellectual Property Rights, and to seek, recover and retain damages due or accrued for any such past, present or future infringement, misappropriation or violation thereof;

(vi) all Information Technology, other than Starz Information Technology, owned by any Party or any member of its Group as of immediately prior to the Separation Effective Time;

(vii) the Domains and Social Media set forth on Schedule 2.2(b)(vii), and all other Domains and Social Media other than Starz Domains and Social Media;

(viii) all Accounts Receivable, other than the Starz Accounts Receivable;

(ix) all Permits of any Party or any of the members of its Group as of immediately prior to the Separation Effective Time (other than the Starz Permits) and all rights, interests or claims of any Party or any of the members of its Group thereunder as of immediately prior to the Separation Effective Time;

(x) all Real Property of any Party or any of the members of its Group as of immediately prior to the Separation Effective Time (other than the Starz Real Property);

(xi) all cash and cash equivalents of any Party or any of the members of its Group as of immediately prior to the Separation Effective Time (other than cash and cash equivalents of Starz or any other member of the Starz Group as of immediately prior to the Separation Effective Time, except for any cash or cash equivalents withdrawn from Starz Accounts in accordance with Section 2.13(d)); and

(xii) all rights to causes of action, lawsuits, judgments, claims (including, subject to Section 4.3, claims against third party insurance providers as may be required pursuant to

Section 2.2(b)(xvii)), counterclaims, demands or enforcement rights of any kind of Starz, its Affiliates, or any member of the Starz Group against a Person to the extent such causes of action, lawsuits, judgments, claims, counterclaims, demands or enforcement rights relate to the LG Studios Business, a New Lionsgate Asset or a New Lionsgate Liability, including all claims made as of the Separation Effective Time; provided, that the Party (or member of its Group) to which any such causes of action, lawsuits, judgments, claims, counterclaims, demands or enforcement rights primarily relate shall control the applicable proceedings unless such Party agrees in writing that the other Party shall control such proceedings;

(xiii) the right to enforce the confidentiality or assignment provisions of any confidentiality, non-disclosure or other similar contracts to the extent related to the confidential information of the LG Studios Business;

(xiv) the benefits of all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts, deferred charges and advance payments to the extent related to a New Lionsgate Asset;

(xv) any Tax assets allocated to New Lionsgate or member of its Group pursuant to the Tax Matters Agreement;

(xvi) any employee-related assets allocated to New Lionsgate or member of its Group pursuant to the Employee Matters Agreement; and

(xvii) all rights to and benefits and proceeds from insurance policies in the name of any Party or member of its Group for claims declared to the policy prior to the Separation Effective Time to the extent related to the LG Studios Business or a New Lionsgate Asset, subject to Section 4.3; and

(xviii) any and all Assets set forth on Schedule 2.2(b)(xviii).

Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single asset may fall within more than one of the clauses (i) through (xiv) in this Section 2.2(a), such fact does not imply that (x) such asset shall be transferred more than once or (y) any duplication of such asset is required, and (B) the New Lionsgate Assets shall not in any event include any Asset or applicable portion thereof (to the extent used or contemplated to be used or held for use) referred to in clauses (i) through (xviii) of Section 2.2(b).

2.3 Starz Liabilities; New Lionsgate Liabilities.

(a) Starz Liabilities. For the purposes of this Agreement, “Starz Liabilities” shall mean the following Liabilities of any Party or any of the members of its Group:

(i) any and all Liabilities included or reflected as liabilities or obligations of Starz or the members of the Starz Group on the Starz Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Starz Balance Sheet; provided, that the amounts set forth on the Starz Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Starz Liabilities pursuant to this clause (i);

(ii) any and all Liabilities as of immediately prior to the Separation Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Starz or the members of the Starz Group on a pro forma combined balance sheet of the Starz Group or any notes or subledgers thereto as of immediately prior to the Separation Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Starz Balance Sheet) except as otherwise allocated to New Lionsgate or any member of the New Lionsgate Group listed on Section 2.3(b), it being understood that (x) the Starz Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Starz Liabilities pursuant to this clause (ii) and (y) the amounts set forth on the Starz Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Starz Liabilities pursuant to this clause (ii);

(iii) any and all Starz Accounts Payable;

(iv) any Tax liabilities allocated to Starz or member of its Group pursuant to the Tax Matters agreement;

(v) any employee-related liabilities allocated to Starz or member of its Group pursuant to the Employee Matters agreement;

(vi) any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Starz or any other member of the Starz Group, and all agreements, obligations and Liabilities of any member of the Starz Group under this Agreement or any of the Ancillary Agreements;

(vii) any and all Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from (and only such portion relating to, arising out of or resulting from) the Starz Business or a Starz Asset; and

(viii) any and all Liabilities (x) arising out of any matter set forth on Schedule 2.3(a)(viii) or (y) arising out of any claims made by any Third Party (including New Lionsgate’s or Starz’s respective directors, officers, shareholders, employees and agents, in each case in their respective capacities as such) against any member of the New Lionsgate Group or the Starz Group to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) the Starz Business or the Starz Assets, or the other business, operations, activities or Liabilities referred to in clauses (i) through (vi) above, including for the avoidance of doubt the claims set forth on Schedule 2.3(a)(viii) and excluding for the avoidance of doubt the Liabilities set forth on Schedule 2.3(b)(v).

Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single Liability may fall within more than one of the clauses (i) through (vii) in this Section 2.3(a), such fact does not imply that (x) such Liability shall be transferred more than once or (y) any duplication of such Liability is required, (B) the Starz Liabilities shall not in any event include any Liability referred to in clauses (i) through (vii) of Section 2.3(b), and (C) the Starz Liabilities shall not include claims brought by New Lionsgate’s directors, officers, shareholders, employees and agents, in each case in their respective capacities as such, against any member of the New Lionsgate Group.

(b) New Lionsgate Liabilities. For the purposes of this Agreement, “New Lionsgate Liabilities” shall mean the Liabilities of any Party or members of its Group other than the Starz Liabilities. Without limiting the foregoing, the New Lionsgate Liabilities shall include:

(i) any and all Accounts Payable, other than the Starz Accounts Payable;

(ii) the New Lionsgate Debt Assumption and the obligations thereof;

(iii) any and all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Separation Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Separation Effective Time) of any member of the New Lionsgate Group, and, prior to the Separation Effective Time, any member of the Starz Group, in each case, to the extent that such Liabilities are not Starz Liabilities;

(iv) any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by New Lionsgate or any other member of the New Lionsgate Group, and all agreements, obligations and Liabilities of any member of the New Lionsgate Group under this Agreement or any of the Ancillary Agreements;

(v) any and all Liabilities (x) arising out of any matter set forth on Schedule 2.3(b)(v) or (y) arising out of any claims made by any Third Party (including New Lionsgate’s or Starz’s respective directors, officers, shareholders, employees and agents, in each case in their respective capacities as such) against any member of the New Lionsgate Group or the Starz Group to the extent relating to, arising out of or resulting from (and only such portion relating to, arising out of or resulting from) the Starz Business or the New Lionsgate Assets, or the other business, operations, activities or Liabilities referred to in clauses (i) through (iii) above, including for the avoidance of doubt the claims set forth on Schedule 2.3(b)(v), in each case, to the extent that such Liabilities are not Starz Liabilities;

(vi) any Tax liabilities allocated to New Lionsgate or member of its Group pursuant to the Tax Matters Agreement;

(vii) any employee-related liabilities allocated to New Lionsgate or member of its Group pursuant to the Employee Matters Agreement; and

(viii) any and all Liabilities set forth on Schedule 2.3(b)(viii).

Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single Liability may fall within more than one of the clauses (i) through (vii) in this Section 2.3(a), such fact does not imply that (x) such Liability shall be transferred more than once or (y) any duplication of such Liability is required, (B) the New Lionsgate Liabilities shall not in any event include any Liability referred to in clauses (i) through (vii) of Section 2.3(b), and (C) the New Lionsgate Liabilities shall not include claims brought by Starz directors, officers, shareholders, employees and agents, in each case in their respective capacities as such, against any member of the Starz Group.

2.4 Arrangement Effective Time. Subject to the terms and conditions of this Agreement, the Transactions shall be consummated pursuant to the terms of the Plan of Arrangement at a closing to be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 on the Arrangement Effective Date (as defined in the Arrangement Agreement) or at such other place or on such other date as Lionsgate and LG Studios may mutually agree upon in writing. To the extent that documents and signatures are required to be executed or provided at or prior to the Arrangement Effective Time such matters shall be dealt with by way of a virtual closing through electronic exchange of documents and signatures.

2.5 Changes to the Transactions; Cooperation.

(a) Lionsgate and LG Studios currently intend to effect the Transactions pursuant to the Arrangement; provided, however, that the Lionsgate Board and the LG Studios Board may, upon mutual agreement and subject to the provisions of the Interim Orders, the Final Order, the Plan of Arrangement and applicable law, amend, modify or supplement the Arrangement Agreement, including to determine the Arrangement Effective Time, or otherwise terminate the Transactions.

(b) The Parties shall cooperate to accomplish the Transactions and promptly take any and all actions necessary or desirable to effect the Transactions, including the registration under the Securities Act of the New Lionsgate New Common Shares and Starz Common Shares. Lionsgate shall select any investment bank or manager in connection with the Transactions, as well as any Agent, financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Lionsgate. Lionsgate and LG Studios, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Transactions.

2.6 Actions Prior to the Transactions. Prior to the Arrangement Effective Date and subject to the terms and conditions set forth herein and in the Arrangement Agreement, the Parties shall take, or cause to be taken, the following actions in connection with the Transactions:

(a) Registration Statements. Lionsgate and New Lionsgate shall prepare and file the Form S-4, and such amendments or supplements thereto, and use their respective reasonable best efforts to cause the same to become and remain effective and to obtain the applicable acceleration of effectiveness from the SEC, respectively, as required by Law, including filing such amendments to the Form S-4 as may be required by the SEC or federal, state, provincial or foreign securities Laws. Lionsgate and New Lionsgate shall also cooperate in preparing, filing with the SEC and causing to become effective registration statements, and any amendments thereof, which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Transactions or the other transactions contemplated by this Agreement and the Ancillary Agreements, as well as take all necessary steps in regards to such employee benefit and other plans necessary or appropriate in connection with the Transactions or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Directors and Officers. On or prior to the Arrangement Effective Date, Lionsgate and New Lionsgate shall take all necessary actions so that, as of the completion of the Transactions, the directors and executive officers of Starz and the directors and executive officers of New Lionsgate shall be those set forth in the Form S-4, unless otherwise agreed by the Parties.

(c) Stock Exchange Listings. Lionsgate shall prepare, file and use reasonable best efforts to seek to make effective, an application for listing of the New Lionsgate New Common Shares on the NYSE and the Starz Common Shares on the NASDAQ, as applicable, to be issued in the Transactions, subject to official notice of issuance.

(d) The Agent. New Lionsgate shall enter into an exchange agent agreement and a transfer agent services agreement with the Agent or otherwise provide instructions to the Agent regarding the Transactions, and Lionsgate will enter into an exchange agent agreement and a transfer agent services agreement with the Agent, or will cause the existing Lionsgate agreement to be modified, and Lionsgate may otherwise provide instructions to the Agent regarding Starz and Starz common shares in connection with the Transactions.

(e) Stock-Based Employee Benefit Plan. New Lionsgate and Starz shall take all actions as may be necessary to approve the grants of adjusted equity awards by New Lionsgate (in respect of New Lionsgate New Common Shares) and Starz (in respect of Starz Common Shares) in connection with the Transactions in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and applicable Canadian securities laws.

(f) Interim Orders. Lionsgate and LG Studios shall take all action necessary in accordance with applicable Law and the Arrangement Agreement to obtain the LGEC Interim Order and the Studios Interim Order.

(g) Shareholders Meetings; Other Approvals. Lionsgate and LG Studios shall take all action necessary in accordance with applicable Law, the Interim Orders and the applicable constating documents to set a record date for, duly give notice of, convene and, following the mailing of the applicable meeting materials to shareholders, hold each applicable meeting of shareholders necessary to obtain the approvals required by the Interim Orders, including the LGEC Meeting and the Studios Meeting. Lionsgate and LG Studios shall cooperate in accordance with the Arrangement Agreement to obtain or make, as applicable, any other Approvals or Notifications that may be required in connection with the Arrangement Agreement.

(h) Final Order. Lionsgate and LG Studios shall take the actions set forth in the Arrangement Agreement with respect to obtaining the Final Order.

(i) Shareholders Meetings, Interim Order and Final Order Costs. All third-party costs, fees and expenses relating to the LGEC Meeting, the LGEC Interim Order and the Final Order, including all of the costs of producing, printing, mailing and otherwise distributing the Meeting Materials in respect of the LGEC Meeting shall be borne by each of Lionsgate and New Lionsgate equally, except as set forth on Schedule 9.9. LG Studios shall pay all third-party costs, fees and expenses relating to the Studios Meeting and the Studios Interim Order, including all of the costs of producing, printing, mailing and otherwise distributing the Meeting Materials in respect of the Studios Meeting.

2.7 Conditions to the Transactions.

(a) The consummation of the Transactions will be subject to the satisfaction, or waiver by Lionsgate and LG Studios pursuant to Section 2.7(b) (to the extent such waiver is permitted by applicable Law), of the following conditions:

(i) The transfer of the Starz Assets (other than any Delayed Starz Asset) and Starz Liabilities (other than any Delayed Starz Liability) contemplated to be transferred from New Lionsgate to Starz at or prior to the Separation Effective Time shall have occurred as contemplated by Section 2.1, and the transfer of the New Lionsgate Assets (other than any Delayed New Lionsgate Asset) and New Lionsgate Liabilities (other than any Delayed New Lionsgate Liability) contemplated to be transferred from Starz to New Lionsgate at or prior to the Separation Effective Time shall have occurred as contemplated by Section 2.1, in each case, pursuant to the Transactions Step Plan in a manner reasonably satisfactory to the Parties.

(ii) The Form S-4 shall have been filed and declared effective by the SEC, and there shall be no stop-order in effect with respect thereto, and no proceeding for that purpose shall have been instituted or threatened by the SEC.

(iii) Lionsgate shall have received the U.S. Tax Opinion on terms consistent with the Arrangement Agreement, and such U.S. Tax Opinion shall not have been withdrawn or rescinded.

(iv) All Governmental Approvals necessary to consummate the Transactions shall have been obtained and be in full force and effect.

(v) The LGEC Arrangement Approval shall have been obtained.

(vi) The Studios Arrangement Approval shall have been obtained.

(vii) The Interim Orders and the Final Order shall have been obtained on terms consistent with the Arrangement Agreement.

(viii) The Transactions and related transactions shall have been approved by the Lionsgate Board.

(ix) The Transactions and related transactions shall have been approved by the LG Studios Board.

(x) An independent appraisal firm acceptable to the Lionsgate Board shall have delivered one or more opinions to the Lionsgate Board confirming the solvency and financial viability of Starz after consummation of the Transactions, and such opinions shall be acceptable to the Lionsgate Board in form and substance in the Lionsgate Board’s sole discretion and such opinion(s) shall not have been withdrawn or rescinded.

(xi) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state, Canadian, or other securities Laws or blue sky laws and the rules and regulations thereunder in connection with the Transactions, if any, shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(xii) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions or any of the transactions related thereto shall be in effect, and no other event outside the control of the Parties shall have occurred or failed to occur that prevents the consummation of the Transactions or any related transactions.

(xiii) The other conditions set forth in Article 4.1 of the Arrangement Agreement shall have been satisfied or waived.

(xiv) Each of the Ancillary Agreements shall have been duly executed and delivered, subject to the occurrence of the Separation Effective Time, by the applicable parties thereto.

(xv) No other events or developments shall exist or shall have occurred that, in the judgment of the Lionsgate Board or the LG Studios Board makes it inadvisable to effect the Transactions or the other transactions contemplated by this Agreement or any the Ancillary Agreements.

(b) The foregoing conditions are for the benefit of Lionsgate and LG Studios and shall not give rise to or create any duty on the part of Lionsgate, LG Studios, the Lionsgate Board or the LG Studios Board to waive or not waive any such condition or in any way limit Lionsgate’s or LG Studio’s right to terminate this Agreement as set forth in Article VIII or alter the consequences of any such termination from those specified in such Article. Any determination made, upon mutual agreement, by the Lionsgate Board and the LG Studios Board prior to the Transactions concerning the satisfaction or waiver of any or all of the conditions set forth in Section 2.7(a) shall be conclusive and binding on the Parties.

2.8 Approvals and Notifications.

(a) Approvals and Notifications for Starz Assets and Liabilities. To the extent that the transfer or assignment of any Starz Asset, the assumption of any Starz Liability or the Transactions requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable and within any time periods required by such Approvals or Notifications; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between New Lionsgate and Starz, neither New Lionsgate nor Starz shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation or agreeing to any amended contract terms) to any Person in order to obtain or make such Approvals or Notifications.

(b) Delayed Starz Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Starz Group of any Starz Asset or assumption by the Starz Group of any Starz Liability in connection with the Transactions would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Separation Effective Time, then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Starz Group of such Starz Assets or the assumption by the Starz Group of such Starz Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Starz Assets or Starz Liabilities shall continue to constitute Starz Assets and Starz Liabilities for all other purposes of this Agreement.

(c) Treatment of Delayed Starz Assets and Delayed Starz Liabilities. If any transfer or assignment of any Starz Asset (or a portion thereof) or any assumption of any Starz Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Separation Effective Time, whether as a result of the provisions of Section 2.8(b) or for any other reason (any such Starz Asset (or a portion thereof), a “Delayed Starz Asset” and any such Starz Liability (or a portion thereof), a “Delayed Starz Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the New Lionsgate Group retaining such Delayed Starz Asset or such Delayed Starz Liability, as the case may be, shall thereafter hold such Delayed Starz Asset or Delayed Starz Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the Starz Group entitled thereto (at the expense of the member of the Starz Group entitled thereto), and such member of the Starz Group shall be afforded all the benefits and burdens of such Delayed Starz Asset or Delayed Starz Liability, as applicable. In addition, the member of the New Lionsgate Group retaining such Delayed Starz Asset or such Delayed Starz Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Starz Asset or Delayed Starz Liability in the ordinary course of business in accordance with Starz Group past practice and take such other actions as may be reasonably requested by the member of the Starz Group to whom such Delayed Starz Asset is to be transferred or assigned, or which will assume such Delayed Starz Liability, as the case may be, in order to place such member of the Starz Group in a substantially similar position as if such Delayed Starz Asset or Delayed Starz Liability had been contributed, transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Starz Asset or Delayed Starz Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Delayed Starz Asset or Delayed Starz Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Separation Effective Time (and from any earlier time provided for in a Transfer Document until the Separation Effective Time) to the Starz Group. Each of New Lionsgate and Starz shall, and shall cause the members of its Group to, (i) treat for all Tax purposes any Delayed Starz Asset or Delayed Starz Liability as an Asset owned by, and/or a Liability of, as applicable, Starz or the applicable member(s) of the Starz Group, not later than the Separation Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law). For the avoidance of doubt, New Lionsgate shall not dispose of, pledge, sell or otherwise transfer any Delayed Starz Asset without the prior written consent of Starz.

(d) Transfer of Delayed Starz Assets and Delayed Starz Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Starz Asset or the deferral of assumption of any Delayed Starz Liability pursuant to Section 2.8(b), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed Starz Asset or the assumption of any Delayed Starz Liability have been removed, the transfer or assignment of the applicable Delayed Starz Asset or the assumption of the applicable Delayed Starz Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Costs for Delayed Starz Assets and Delayed Starz Liabilities. Except as otherwise agreed in writing between the Parties, any member of the New Lionsgate Group retaining a Delayed Starz Asset or Delayed Starz Liability due to the deferral of the transfer or assignment of such Delayed Starz Asset or the deferral of the assumption of such Delayed Starz Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Starz or the member of the Starz Group entitled to the Delayed Starz Asset or Delayed Starz Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Starz or the member of the Starz Group entitled to such Delayed Starz Asset or Delayed Starz Liability; provided, however, that the New Lionsgate Group shall not knowingly allow the loss or diminution in value of any Delayed Starz Asset without first providing the Starz Group commercially reasonable notice of such potential loss or diminution in value and affording the Starz Group commercially reasonable opportunity to take action to prevent such loss or diminution in value.

(f) Approvals and Notifications for New Lionsgate Assets and Liabilities. To the extent that the transfer or assignment of any New Lionsgate Asset, the assumption of any New Lionsgate Liability or the Transactions requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable and within any time periods required by such Approvals or Notifications; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between New Lionsgate and Starz, neither New Lionsgate nor Starz shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation or agreeing to any amended contract terms) to any Person in order to obtain or make such Approvals or Notifications.

(g) Delayed New Lionsgate Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the New Lionsgate Group of any New Lionsgate Asset or assumption by the New Lionsgate Group of any New Lionsgate Liability in connection with the Transactions would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Separation Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the New Lionsgate Group of such New Lionsgate Assets or the assumption by the New Lionsgate Group of such New Lionsgate Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such New Lionsgate Assets or New Lionsgate Liabilities shall continue to constitute New Lionsgate Assets and New Lionsgate Liabilities for all other purposes of this Agreement.

(h) Treatment of Delayed New Lionsgate Assets and Delayed New Lionsgate Liabilities. If any transfer or assignment of any New Lionsgate Asset (or a portion thereof) or any assumption of any New Lionsgate Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Separation Effective Time whether as a result of the provisions of Section 2.8(g) or for any other reason (any such New Lionsgate Asset (or a portion thereof), a “Delayed New Lionsgate Asset” and any such New Lionsgate Liability (or a portion thereof), a “Delayed New Lionsgate Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Starz Group retaining such Delayed New Lionsgate Asset or such Delayed New Lionsgate Liability, as the case may be, shall thereafter hold such Delayed New Lionsgate Asset or Delayed New Lionsgate Liability, as the case may be, for the use and benefit (or the performance or obligation, in the case of a Liability) of the member of the New Lionsgate Group entitled thereto (at the expense of the member of the New Lionsgate Group entitled thereto), and such member of the New Lionsgate Group shall be afforded all the benefits and burdens of such Delayed New Lionsgate Asset or Delayed New Lionsgate Liability, as applicable. In addition, the member of the Starz Group retaining such Delayed New Lionsgate Asset or such Delayed New Lionsgate Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed New Lionsgate Asset or Delayed New Lionsgate Liability in the ordinary course of business in accordance with New Lionsgate Group past practice and take such other actions as may be reasonably requested by the member of the New Lionsgate Group to which such Delayed New Lionsgate Asset is to be transferred or assigned, or which will assume such Delayed New Lionsgate Liability, as the case may be, in order to place such member of the New Lionsgate Group in a substantially similar position as if such Delayed New Lionsgate Asset or Delayed New Lionsgate Liability had been contributed, transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed New Lionsgate Asset or Delayed New Lionsgate Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed New Lionsgate Asset or Delayed New Lionsgate Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Separation Effective Time (and from any earlier time provided for in a Transfer Document until the Separation Effective Time) to the New Lionsgate Group. Each of New Lionsgate and Starz shall, and shall cause the members of its Group to, (i) treat for all Tax purposes any Delayed New Lionsgate Asset or Delayed New Lionsgate Liability as an Asset owned by, and/or a Liability of, as applicable, New Lionsgate or the applicable member(s) of the New Lionsgate Group, not later than the Separation Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(i) Transfer of Delayed New Lionsgate Assets and Delayed New Lionsgate Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed New Lionsgate Asset or the deferral of assumption of any Delayed New Lionsgate Liability pursuant to Section 2.8(g), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed New Lionsgate Asset or the assumption of any Delayed New Lionsgate Liability have been removed, the transfer or assignment of the applicable Delayed New Lionsgate Asset or the assumption of the applicable Delayed New Lionsgate Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j) Costs for Delayed New Lionsgate Assets and Delayed New Lionsgate Liabilities. Except as otherwise agreed in writing between the Parties, any member of the Starz Group retaining a Delayed New Lionsgate Asset or Delayed New Lionsgate Liability due to the deferral of the transfer or assignment of such Delayed New Lionsgate Asset or the deferral of the assumption of such Delayed New Lionsgate Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by New Lionsgate or the member of the New Lionsgate Group entitled to the Delayed New Lionsgate Asset or Delayed New Lionsgate Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by New Lionsgate or the member of the New Lionsgate Group entitled to such Delayed New Lionsgate Asset or Delayed New Lionsgate Liability; provided, however, that the Starz Group shall not knowingly allow the loss or diminution in value of any Delayed New Lionsgate Asset without first providing the New Lionsgate Group commercially reasonable notice of such potential loss or diminution in value and affording the New Lionsgate Group commercially reasonable opportunity to take action to prevent such loss or diminution in value.

2.9 Assignment and Novation of Liabilities.

(a) Assignment and Novation of Starz Liabilities.

(i) Prior to the Arrangement Effective Time or as soon as practicable thereafter, each of New Lionsgate and Starz, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Starz Liabilities and obtain in writing the unconditional release of each member of the New Lionsgate Group that is a party to or otherwise obligated under any such arrangements, to the extent permitted by applicable Law, so that, in any such case, the members of the Starz Group shall be solely responsible for such Starz Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither New Lionsgate nor Starz shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation or agreeing to any amended contract terms) to any third (3rd) Person from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.9(a)(i) has been effected, the members of the New Lionsgate Group shall, from and after the Arrangement Effective Time, cease to have any obligation whatsoever arising from or in connection with such Starz Liabilities.

(ii) If New Lionsgate or Starz is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, and the applicable member of the New Lionsgate Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Starz Liability”), Starz shall, to the extent not prohibited by Law, (A) use its commercially reasonable efforts (subject to the proviso set forth in Section 2.9(a)(i) above) to effect such consent, substitution, approval, amendment or release as soon as practicable following the Arrangement Effective Time, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the New Lionsgate Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the New Lionsgate Group that constitute Unreleased Starz Liabilities from and after the Arrangement Effective Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the New Lionsgate Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Starz Liabilities shall otherwise become assignable or able to be novated, New Lionsgate shall promptly assign, or cause to be assigned, and Starz or the applicable member of the Starz Group shall assume, such Unreleased Starz Liabilities without exchange of further consideration.

(iii) If New Lionsgate or Starz is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this

Section 2.9(a), Starz and any relevant member of its Group that has assumed the applicable Unreleased Starz Liability shall indemnify, defend and hold harmless New Lionsgate against or from such Unreleased Starz Liability in accordance with the provisions of Article III and shall, as agent or subcontractor for New Lionsgate, pay, perform and discharge fully all the obligations or other Liabilities of New Lionsgate thereunder.

(b) Assignment and Novation of New Lionsgate Liabilities.

(i) Prior to the Arrangement Effective Time or as soon as practicable thereafter, each of Starz and New Lionsgate, at the request of the other, shall use its commercially reasonable efforts (subject to the proviso set forth in Section 2.9(a)(i) above) to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all New Lionsgate Liabilities and obtain in writing the unconditional release of each member of the Starz Group that is a party to or otherwise obligated under any such arrangements, to the extent permitted by applicable Law, so that, in any such case, the members of the New Lionsgate Group shall be solely responsible for such New Lionsgate Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither New Lionsgate nor Starz shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation or agreeing to any amended contract terms) to any third (3rd) Person from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 2.9(b)(i) has been effected, the members of the Starz Group shall, from and after the Arrangement Effective Time, cease to have any obligation whatsoever arising from or in connection with such New Lionsgate Liabilities.

(ii) If New Lionsgate or Starz is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Starz Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased New Lionsgate Liability”), New Lionsgate shall, to the extent not prohibited by Law, (A) use its commercially reasonable effort (subject to the proviso set forth in Section 2.9(a)(i) above) to effect such consent, substitution, approval, amendment or release as soon as practicable following the Arrangement Effective Time, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the Starz Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Starz Group that constitute Unreleased New Lionsgate Liabilities from and after the Arrangement Effective Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Starz Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased New Lionsgate Liabilities shall otherwise become assignable or able to be novated, Starz shall promptly assign, or cause to be assigned, and New Lionsgate or the applicable member of the New Lionsgate Group shall assume, such Unreleased New Lionsgate Liabilities without exchange of further consideration.

(iii) If Starz or New Lionsgate is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.9(b), New Lionsgate and any relevant member of its Group that has assumed the applicable Unreleased New Lionsgate Liability shall indemnify, defend and hold harmless Starz against or from such Unreleased New Lionsgate Liability in accordance with the provisions of Article III and shall, as agent or subcontractor for Starz, pay, perform and discharge fully all the obligations or other Liabilities of Starz thereunder.

2.10 Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.9 and Section 2.17:

(a) At or prior to the Arrangement Effective Time or as soon as practicable thereafter, each of New Lionsgate and Starz shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts (subject to the proviso set forth in Section 2.9(a)(i) above) to (i) have any member(s) of the New Lionsgate Group removed as guarantor of or obligor for any Starz Liability to the extent such guarantee or obligation relates to Starz Liabilities, including the removal of any Security Interest on or in any New Lionsgate Asset that may serve as collateral or security for any such Starz Liability; and (ii) have any member(s) of the Starz Group removed as guarantor of or obligor for any New Lionsgate Liability to the extent such guarantee or obligation relates to New Lionsgate Liabilities, including the removal of any Security Interest on or in any Starz Asset that may serve as collateral or security for any such New Lionsgate Liability.

(b) To the extent required to obtain a release from a guarantee of:

(i) any member of the New Lionsgate Group, Starz shall (or shall cause a member of the Starz Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any New Lionsgate Asset that may serve as collateral or security for any such Starz Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which Starz (or any member of the Starz Group) would be reasonably unable to comply or (y) which Starz (or any member of the Starz Group) would not reasonably be able to avoid breaching; and

(ii) any member of the Starz Group, New Lionsgate shall (or shall cause a member of the New Lionsgate Group to) execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Starz Asset that may serve as collateral or security for any such New Lionsgate Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which New Lionsgate (or any member of the New Lionsgate Group) would be reasonably unable to comply or (y) which New Lionsgate (or any member of the New Lionsgate Group) would not reasonably be able to avoid breaching.

(c) If New Lionsgate or Starz is unable to obtain, or to cause to be obtained, any such required removal or release, or is expressly not required to do so, in each case as set forth in Section 2.10(a) and (b), as applicable, (i) the Party or the relevant member of its Group that is responsible pursuant to this Agreement for the Liability associated with such guarantee shall indemnify, defend and hold harmless the guarantor or obligor, as applicable, against or from any Liability arising from or relating thereto in accordance with the provisions of Article III and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of New Lionsgate and Starz, on behalf of itself and the other members of their respective Group, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party.

2.11 Termination of Agreements.

(a) In furtherance of the releases and other provisions of Section 3.1, Starz and each member of the Starz Group, on the one hand, and New Lionsgate and each member of the New Lionsgate Group, on the other hand, hereby terminate the agreements set forth on Schedule 2.11(a), effective as of the Arrangement Effective Time, and no such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Arrangement Effective Time. Any and all other agreements, arrangements, commitments or understandings, whether or not in writing, between or among Starz and/or any member of the Starz Group, on the one hand, and New Lionsgate and/or any member of the New Lionsgate Group, on the other hand, shall not be affected by the Transactions, except as otherwise provided in or expressly contemplated by this Agreement or any Ancillary Agreement. Each

Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) Except as set forth on Schedule 2.11(b), all of the intercompany accounts receivable and accounts payable between any member of the New Lionsgate Group, on the one hand, and any member of the Starz Group, on the other hand, outstanding as of the Arrangement Effective Time and arising out of the contracts or agreements described in Schedule 2.11(a) shall be repaid or settled immediately prior to or as promptly as practicable after the Arrangement Effective Time. All other intercompany accounts receivable and accounts payable between any member of the New Lionsgate Group, on the one hand, and any member of the Starz Group, on the other hand, outstanding as of the Arrangement Effective Time shall be repaid or settled following the Arrangement Effective Time in the ordinary course of business or, if otherwise mutually agreed prior to the Arrangement Effective Time by duly authorized representatives of New Lionsgate and Starz, cancelled.

2.12 Treatment of Shared Contracts.

(a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.12 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which relates to matters that would be the subject of a Starz Asset, but the remainder of which relates to matters that would be the subject of a New Lionsgate Asset, or vice versa (any such contract or agreement, including those set forth on Schedule 2.12(a), a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Arrangement Effective Time, so that each Party or the member of its Group shall, as of the Arrangement Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Starz Group or the New Lionsgate Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Starz Business or the LG Studios Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.12, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.12.

(b) Each of New Lionsgate and Starz shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Arrangement Effective Time (or such earlier time as provided under a Transfer Document), and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Nothing in this Section 2.12 shall require any member of any Group to make any non-de-minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de-minimis obligation or grant any non-de-minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.12.

2.13 Bank Accounts; Cash Balances.

(a) Each Party agrees to take, or cause the members of its Group to take, at the Arrangement Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Starz or any other member of the Starz Group (collectively, the “Starz Accounts”) and all contracts or agreements governing each bank or brokerage account owned by New Lionsgate or any other member of the New Lionsgate Group (collectively, the “New Lionsgate Accounts”) so that each such Starz Account and New Lionsgate Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any New Lionsgate Account or Starz Account, respectively, is de-Linked from such New Lionsgate Account or Starz Account, respectively.

(b) It is intended that, following consummation of the actions contemplated by Section 2.13(a), there will be in place a cash management process pursuant to which the Starz Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Starz or a member of the Starz Group.

(c) It is intended that, following consummation of the actions contemplated by Section 2.13(a), there will continue to be in place a cash management process pursuant to which the New Lionsgate Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by New Lionsgate or a member of the New Lionsgate Group.

(d) With respect to any outstanding checks issued or payments initiated by New Lionsgate, Starz, or any of the members of their respective Groups prior to the Arrangement Effective Time, such outstanding checks and payments shall be honored following the Arrangement Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e) As between New Lionsgate and Starz, and the members of their respective Groups, all payments made and reimbursements, credits, returns or rebates received after the Arrangement Effective Time by any Party (or member of its Group) that relate to a business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, credit, return or rebate such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the applicable other Party the amount of such payment or reimbursement, credit, return or rebate without right of set-off.

2.14 Ancillary Agreements. Effective at or prior to the Arrangement Effective Time, each of the Parties will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.15 Transition Committee. Upon or prior to the Arrangement Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of two members from each of New Lionsgate and Starz. From and until the date that is two (2) years from the Arrangement Effective Time, the Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements. From and after the Arrangement Effective Time, the Transition Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of any of the Parties or any members of their respective Groups, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the monitoring and managing authority of the Transition Committee; and (c) combine, modify the scope of responsibility of, and disband any such subcommittees, and to modify or reverse any such delegations. The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 2.15 and may modify such procedures from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by each of the applicable Parties. The Parties shall utilize the procedures set forth in Article VI to resolve any matters as to which the Transition Committee is not able to reach a decision.

2.16 Disclaimer of Representations and Warranties. EACH OF NEW LIONSGATE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE NEW LIONSGATE GROUP) AND STARZ (ON BEHALF OF ITSELF AND EACH MEMBER OF THE STARZ GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH (INCLUDING GOVERNMENTAL APPROVALS OR PERMITS OF ANY KIND), AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR, WITHOUT LIMITATION, THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.17 Financing Arrangements.

(a) At or prior to the Arrangement Effective Time, (i) Starz and/or other members of the Starz Group shall enter into and/or assume or remain party to the financing arrangements set forth on Schedule 2.17(a)(i) (the “Starz Financing Arrangements”) and (ii) New Lionsgate and/or other members of the New Lionsgate Group shall enter into and/or assume or remain party to the financing arrangements set forth on Schedule 2.17(a)(ii) (the “Studios Financing Arrangements”).

(b) Each of New Lionsgate and Starz hereby agree to take all necessary actions to assure the full release and discharge of (x) New Lionsgate and the other members of the New Lionsgate Group from all obligations (including guarantees, if any) in connection with the Starz Financing Arrangements and (y) Starz and the other members of the Starz Group from all obligations (including guarantees, if any) in connection with the Studios Financing Arrangements. Each of New Lionsgate and Starz hereby further agree that (x) Starz or any other member of the Starz Group, as the case may be, and not New Lionsgate or any other member of the New Lionsgate Group, are and shall be responsible for all costs and expenses incurred in connection with the Starz Financing Arrangements and (y) New Lionsgate or any other member of the New Lionsgate Group, as the case may be, and not Starz or any other member of the Starz Group, are and shall be responsible for all costs and expenses incurred in connection with the Studios Financing Arrangements.

(c) Prior to the Arrangement Effective Time, each of New Lionsgate and Starz shall cooperate in the preparation of all materials as may be necessary or advisable to execute each of the Starz Financing Arrangements and the Studios Financing Arrangements.

ARTICLE III

MUTUAL RELEASES; INDEMNIFICATION

3.1 Release of Pre-Transactions Claims.

(a) Starz Release of New Lionsgate. Except as provided in Section 3.1(c) and Section 3.1(d), effective as of the Arrangement Effective Time, Starz does hereby, for itself and each other member of the Starz Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Arrangement Effective Time have been equityholders, directors, officers, agents or employees of any member of the Starz Group or have served as directors, officers, agents or employees of another Person at the request of any member of the Starz Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) New Lionsgate and the members of the New Lionsgate Group and LG Studios and the members of the LG Studios Group, and their respective successors and assigns, and (ii) all Persons who at any time prior to the Arrangement Effective Time have been equityholders, directors, officers, agents or employees of any member of the New Lionsgate Group or the LG Studios Group or have served as directors, officers, agents or employees of another Person at the request of any member of the New Lionsgate Group or the LG Studios Group (in each case, in their respective capacities as such), who are not, as of immediately following the Arrangement Effective Time, equityholders, directors, officers, agents or employees of Starz or a member of the Starz Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Arrangement Effective Time are or have been equityholders, directors, officers, agents or employees of a Starz Entity or a wholly owned Subsidiary of a Starz Entity and who are not, as of immediately following the Arrangement Effective Time, directors, officers or employees of Starz or a member of the Starz Group (in each case, in their respective capacities as such), in each case from (A) all Starz Liabilities, (B) all Liabilities arising from or in connection with the Transactions and all other activities to implement the Transactions, in each case, excluding any indemnification or contribution obligations of the Parties set forth in this Agreement, any Ancillary Agreement, or as set forth in Schedule 3.6 and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Arrangement Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Arrangement Effective Time), in each case to the extent relating to, arising out of or resulting from the Starz Business, the Starz Assets or the Starz Liabilities. The foregoing release includes a release of any rights and benefits conferred by or under California Civil Code Section 1542 or any applicable Law, which is similar, comparable, or equivalent to California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Starz hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and further agrees that this release has been negotiated and agreed upon in light of that awareness and nevertheless each Party expressly waives any and all rights which they may have under Section 1542 of the California Civil Code or any other state or federal statute or common law principle of similar effect.

(b) New Lionsgate and LG Studios Release of Starz. Except as provided in Section 3.1(c) and Section 3.1(d), effective as of the Arrangement Effective Time, each of New Lionsgate and LG Studios does hereby, for itself and each other member of the New Lionsgate Group and the LG Studios Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Arrangement Effective Time have been equityholders, directors, officers, agents or employees of any member of the New Lionsgate Group or the LG Studios Group or have served as directors, officers, agents or employees of another Person at the request of any member of the New Lionsgate Group or the LG Studios Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Starz and the members of the Starz Group and their respective successors and assigns, (ii) all Persons who at any time prior to the Arrangement Effective Time have been equityholders, directors, officers, agents or employees of any member of the Starz Group or have served as directors, officers, agents or employees of another Person at the request of any member of the New Lionsgate Group or the LG Studios Group (in each case, in their respective capacities as such) who are not, as of immediately following the Arrangement Effective Time, equityholders, directors, officers, agents or employees of New Lionsgate or a member of the New Lionsgate Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Arrangement Effective Time are or have been equityholders, directors, officers, agents or employees of a New Lionsgate Transferred Entity or a wholly owned Subsidiary of a New Lionsgate Transferred Entity and who are not, as of immediately following the Arrangement Effective Time, directors, officers or employees of New Lionsgate or a member of the New Lionsgate Group (in each case, in their respective capacities as such), in each case from (A) all New Lionsgate Liabilities, (B) all Liabilities arising from or in connection with the Transactions and all other activities to implement the Transactions, in each case, excluding any indemnification or contribution obligations of the Parties set forth in this Agreement, any Ancillary Agreement, or as set forth in Schedule 3.6 and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Arrangement Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Arrangement Effective Time), in each case to the extent relating to, arising out of or resulting from the LG Studios Business, the New Lionsgate Assets or the New Lionsgate Liabilities. The foregoing release includes a release of any rights and benefits conferred by or under California Civil Code Section 1542 or any applicable Law, which is similar, comparable, or equivalent to California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

New Lionsgate hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and further agrees that this release has been negotiated and agreed upon in light of that awareness and nevertheless each Party expressly waives any and all rights which they may have under Section 1542 of the California Civil Code or any other state or federal statute or common law principle of similar effect.

(c) Obligations Not Affected. Nothing contained in Section 3.1(a) or 3.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.11(a) or the applicable Schedules to this Agreement or any Ancillary Agreement as not to terminate as of the Arrangement Effective Time, in each case in accordance with their respective terms. Nothing contained in Section 3.1(a) or 3.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the New Lionsgate Group or any members of the Starz Group that is specified in Section 2.11(b) or the applicable Schedules to this Agreement or any Ancillary Agreement as not to terminate as of the Arrangement Effective Time, or any other Liability specified in Section 2.11(b) as not to terminate as of the Arrangement Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group, including with respect to indemnification or contribution, under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Arrangement Effective Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability provided in or resulting from any contract or understanding that is entered into after the Arrangement Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of the other Party’s Group), on the other hand;

(vi) any Liability provided in or resulting from any agreement between any Person, who after the Arrangement Effective Time is an employee of the Starz Group, on the one hand, and any member of the New Lionsgate Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights;

(vii) any Liability provided in or resulting from any agreement between any Person, who after the Arrangement Effective Time is an employee of the New Lionsgate Group, on the one hand, and any member of the Starz Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights;

(viii) any Liability that the Parties may have with respect to any indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article III and Article IV and, if applicable, the appropriate provisions of the Ancillary Agreements;

(ix) any Liability arising out of agreements and understandings set forth on Schedule 3.6, other than to the extent set forth therein; or

(x) any Liability the release of which would result in the release of any Person other than a Person expressly contemplated to be released pursuant to this Section 3.1.

In addition, nothing contained in Section 3.1(a) shall release any member of the Lionsgate Group or LG Studios Group from honoring its existing obligations to indemnify any director, officer or employee of Starz who was a director, officer or employee of any member of the Lionsgate Group or LG Studios Group at or prior to the Arrangement Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Starz Liability, Starz shall indemnify New Lionsgate for such Liability (including New Lionsgate’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article III.

In addition, nothing contained in Section 3.1(b) shall release any member of the Starz Group from honoring its existing obligations to indemnify any director, officer or employee of New Lionsgate who was a director, officer or employee of any member of the Starz Group at or prior to the Arrangement Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a New Lionsgate Liability, New

Lionsgate shall indemnify Starz for such Liability (including Starz’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article III.

(d) No Claims. Starz shall not make, and shall not permit any other member of the Starz Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against New Lionsgate or any other member of the New Lionsgate Group, or any other Person released pursuant to Section 3.1(a), with respect to any Liabilities released pursuant to Section 3.1(a). New Lionsgate shall not make, and shall not permit any other member of the New Lionsgate Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Starz or any other member of the Starz Group, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).

(e) Execution of Further Releases. At any time at or after the Arrangement Effective Time, at the request of any Party, the applicable Party shall cause each member of its Group to execute and deliver releases reflecting the provisions of this Section 3.1.

3.2 Indemnification by Starz. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Starz shall, and shall cause the other members of the Starz Group to, indemnify, defend and hold harmless New Lionsgate, each member of the New Lionsgate Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “New Lionsgate Indemnitees”), from and against any and all Liabilities of the New Lionsgate Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any Starz Liability;

(b) any failure of Starz, any other member of the Starz Group or any other Person to pay, perform or otherwise promptly discharge any Starz Liabilities in accordance with their terms, whether prior to, on or after the Arrangement Effective Time;

(c) any breach by Starz or any other member of the Starz Group of this Agreement or any of the Ancillary Agreements (other than the Transition Services Agreement and Arrangement Agreement, of which indemnification obligations of the Parties are specified thereunder);

(d) except to the extent it relates to a New Lionsgate Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Starz Group by any member of the New Lionsgate Group that survives following the Transactions; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the Form S-4 or any prospectus (including in any amendments or supplements thereto) to the extent such information pertains to (x) any member of the Starz Group or (y) the Starz Business, (ii) contained in any public filings made by Starz with the SEC or the Canadian Securities Authorities following the date of the Transactions or (iii) provided by Starz to New Lionsgate specifically for inclusion in New Lionsgate’s annual or quarterly or current reports following the date of the Transactions to the extent (A) such information pertains to (x) a member of the Starz Group or (y) the Starz Business or (B) New Lionsgate has provided prior written notice to Starz that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided, that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the New Lionsgate Group, including as a result of any misstatement or omission of any information by any member of the New Lionsgate Group to Starz.

3.3 Indemnification by New Lionsgate. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, New Lionsgate shall, and shall cause the other members of the New Lionsgate Group to, indemnify, defend and hold harmless Starz, each member of the Starz Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Starz Indemnitees”), from and against any and all Liabilities of the Starz Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any New Lionsgate Liability;

(b) any failure of New Lionsgate, any other member of the New Lionsgate Group or any other Person to pay, perform or otherwise promptly discharge any New Lionsgate Liabilities in accordance with their terms, whether prior to, on or after the Arrangement Effective Time;

(c) any breach by New Lionsgate or any other member of the New Lionsgate Group of this Agreement or any of the Ancillary Agreements (other than the Transition Services Agreement and Arrangement Agreement, of which indemnification obligations of the Parties are specified thereunder);

(d) except to the extent it relates to a Starz Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the New Lionsgate Group by any member of the Starz Group that survives following the Transactions;

(e) any Liability set forth on Schedule 3.3(e); and

(f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the Form S-4 or any prospectus (including in any amendments or supplements thereto) to the extent such information pertains to (x) any member of the New Lionsgate Group or (y) the LG Studios Business, (ii) contained in any public filings made by New Lionsgate with the SEC or the Canadian Securities Authorities following the date of the Transactions or (iii) provided by New Lionsgate to Starz specifically for inclusion in Starz’s annual or quarterly or current reports following the date of the Transactions to the extent (A) such information pertains to (x) a member of the New Lionsgate Group or (y) the LG Studios Business or (B) Starz has provided written notice to New Lionsgate that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided, that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the Starz Group, including as a result of any misstatement or omission of any information by any member of the Starz Group to New Lionsgate.

3.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article III or Article IV (i) will be net of Insurance Proceeds or other amounts in each case actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability, and (ii) shall take into account (determined on a with and without basis) any Tax benefit realized in cash or a reduction in Taxes otherwise payable by the Person entitled to indemnification or contribution hereunder (an “Indemnitee”) and any Tax cost incurred by the Indemnitee arising from the incurrence or payment of the indemnifiable Liabilities. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Indemnitee will be reduced by any Insurance Proceeds or other amounts in each case actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article III. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

3.5 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the Arrangement Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the New Lionsgate Group or the Starz Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 3.2 or 3.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all material notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide timely notice in accordance with this Section 3.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 3.5(a).

(b) Control of Defense. Subject to any insurer’s rights pursuant to any Policies of any Party, an Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the

Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 3.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim as provided in this Section 3.5(b) or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 3.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 3.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable and documented fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that does not elect or is not entitled to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as reasonably necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 3.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 5.7 and 5.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s custody or control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any outside legal counsel to the Indemnitee reasonably determines in good faith that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as reasonably necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable and documented fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. No Party may settle or compromise any Third-Party Claim for which any Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, conditioned or delayed, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party or another member of its Group or the

Indemnitee and provides for a full, unconditional and irrevocable release of the other Party and any applicable members of its Group or the Indemnitee from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which any Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) Business Days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal; provided that the Party presenting such proposal shall confirm that it intends to settle or compromise the applicable Third-Party Claim in a second notice sent at least five (5) Business Days (or within any such shorter time period that may be required by applicable Law or court order) prior to the expiration of such thirty (30) Business Day period.

(f) Tax Matters Agreement Coordination. The provisions of Section 3.2 through Section 3.10 hereof (other than Section 3.4(a)(ii) in respect of certain Tax benefits to the extent provided therein) do not apply with respect to Taxes or Tax matters (it being understood and agreed that claims with respect to Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement to the extent provided therein). In the case of any conflict or inconsistency between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

3.6 Cost Sharing. Except as set forth on Schedule 3.6, New Lionsgate and Lionsgate agree that New Lionsgate will bear the costs (including legal fees and expenses) of the Transaction to the extent that those costs relate exclusively to the LG Studios Business, and Lionsgate will bear the costs of the Transaction to the extent those costs relates exclusively to the Starz Business.

3.7 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article III shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article III) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article III shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is actually prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) Business Days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30) Business Day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 3.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined; provided that the Indemnitee shall issue a second “reminder” notice at least five (5) Business Days prior to the expiration of such thirty (30) Business Day period. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VI, be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 3.5 and this Section 3.6 and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

3.8 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 3.2 or Section 3.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 3.7: (i) any fault associated with the business conducted with the Delayed Starz Assets or Delayed Starz Liabilities (except for the gross negligence or intentional misconduct of a member of the New Lionsgate Group) or with the ownership, operation or activities of the Starz Business prior to the Arrangement Effective Time shall be deemed to be the fault of Starz and the other members of the Starz Group, and no such fault shall be deemed to be the fault of New Lionsgate or any other member of the New Lionsgate Group and (ii) any fault associated with the business conducted with Delayed New Lionsgate Assets or Delayed New Lionsgate Liabilities (except for the gross negligence or intentional misconduct of a member of the Starz Group) or with the ownership, operation or activities of the LG Studios Business prior to the Arrangement Effective Time shall be deemed to be the fault of New Lionsgate and the other members of the New Lionsgate Group, and no such fault shall be deemed to be the fault of Starz or any other member of the Starz Group.

3.9 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the retention or assumption (as applicable) of any Starz Liabilities by Starz or a member of the Starz Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention or assumption (as applicable) of any New Lionsgate Liabilities by New Lionsgate or a member of the New Lionsgate Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article III are void or unenforceable for any reason.

3.10 Remedies Cumulative. The remedies provided in this Article III shall be cumulative and, subject to the provisions of Article VI, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

3.11 Survival of Indemnities. The rights and obligations of each of New Lionsgate and Starz and their respective Indemnitees under this Article III shall survive (a) the sale or other transfer by any Party or any member of its Group of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization, spin-off or similar transaction involving any Party or any of the members of its Group.

ARTICLE IV

CERTAIN OTHER MATTERS

4.1 Starz Financial Information Certifications; Certain Audit Matters. Lionsgate’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to Starz as its Subsidiary. In order to enable the principal executive officer and principal financial officer of Starz to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the Arrangement Effective Date in respect of any quarterly or annual fiscal period of Starz that begins prior to the Arrangement Effective Date in respect of which financial statements are not included in the Form S-4 (a “Straddle Period”), New Lionsgate, on or before the date that is ten (10) days prior to the latest date on which Starz may file the periodic report pursuant to Section 13 of the Exchange Act for any such Straddle Period (not taking into account any possible extensions), shall provide Starz with one or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financing reporting, which certification(s) shall be (a) with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Arrangement Effective Date) and (b) in substantially the same form as those that had been provided by officers or employees of Lionsgate in similar certifications delivered prior to the Arrangement Effective Date, with such changes thereto as New Lionsgate may reasonably determine. Such certification(s) shall be provided by New Lionsgate (and not by any officer or employee in their individual capacity). In addition, and without limiting the foregoing, the Parties agree to take the actions set forth on Schedule 4.1.

4.2 Reserved.

4.3 Insurance Matters.

(a) New Lionsgate and Starz agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Arrangement Effective Date. In no event shall New Lionsgate, any other member of the New Lionsgate Group or any New Lionsgate Indemnitee have any Liability or obligation whatsoever to any member of the Starz Group arising from the fact that (i) any insurance policy or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Starz Group for any reason or shall be cancelled or not be renewed or extended beyond the current expiration date or (ii) any insurer declines, denies, delays or obstructs any claim payment.

(b) New Lionsgate and Starz acknowledge that, prior to the Arrangement Effective Date, New Lionsgate intends to take such action, in its sole discretion as it may deem necessary or desirable, to remove the members of the Starz Group and their respective employees, officers and directors as insured parties, or limit the coverage provided to such parties, under some or all Policies issued to the New Lionsgate Group. The date(s) on which New Lionsgate removes the members of the Starz Group and their respective employees, officers and directors as insured parties, or limits the coverage provided to such parties, under a particular Policy or Policies shall constitute the “Insurance Termination Time” for such Policy or Policies. Starz further acknowledges and agrees that, from and after the applicable Insurance Termination Time for a particular Policy, neither Starz nor any member of the Starz Group shall have any rights to or under such Policy other than as expressly provided in Section 4.3(d).

(c) At the applicable Insurance Termination Time, Starz shall use commercially reasonable efforts to place in effect all insurance programs required to comply with Starz’s contractual obligations and such other Policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to Starz’s. With respect to such provided policies, if any, procured by Starz for the sole benefit of the Starz Group (“Starz Policies”), Starz shall use commercially reasonable efforts to continue to maintain such insurance coverage through the Arrangement Effective Date in a manner no less favorable than currently provided.

(d) From and after the applicable Insurance Termination Time for a particular Policy, with respect to any losses, damages and Liability incurred by any member of the Starz Group prior to such Insurance Termination Time only, New Lionsgate will provide Starz with access to, and Starz may make claims under, such New Lionsgate Group Policy in place immediately prior to the applicable Insurance Termination Time (and any extended reporting periods for claims-made Policies) and the New Lionsgate Group’s historical Policies, but solely to the extent that such Policies provided coverage for members of the Starz Group or the Starz Business prior to the applicable Insurance Termination Time; provided, that such access to, and the right to make claims under, such Policies shall be subject to the terms, conditions and exclusions of such Policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i) Starz shall notify New Lionsgate, as promptly as practicable, of any claim made by the Starz Group pursuant to this Section 4.3(d);

(ii) Starz and the members of the Starz Group shall indemnify, hold harmless and reimburse New Lionsgate and the members of the New Lionsgate Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, retrospective premiums, captive reinsurance, matching deductibles, collateral obligations, indemnity agreements, and other losses and expenses incurred by New Lionsgate or any members of the New Lionsgate Group to the extent resulting from any access to, or any claims made by Starz or any other members of the Starz Group under, any insurance (including any self-insured program) provided pursuant to this Section 4.3, whether such claims are made by Starz, its employees or third Persons; and

(iii) Starz shall exclusively bear (and neither New Lionsgate nor any members of the New Lionsgate Group shall have any obligation to repay or reimburse Starz or any member of the Starz Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Starz or any member of the Starz Group under the Policies as provided for in this Section 4.3. In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the Starz Group, on the one hand, the New Lionsgate Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to New Lionsgate’s insurance carrier(s) (including any submissions prior to the applicable Insurance Termination Time). To the extent that the New Lionsgate Group or the Starz Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to New Lionsgate’s insurance carrier(s), the other Party shall promptly pay the first Party an amount such that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, a Party may elect not to reinstate the policy aggregate. In the event that a Party elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party, and if the other Party elects to reinstate the policy aggregate, such other Party shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

In the event that any member of the New Lionsgate Group incurs any losses, damages or Liability prior to or in respect of the period prior to the applicable Insurance Termination Time for which such member of the New Lionsgate Group is entitled to coverage under Starz’s Policies, the same process pursuant to this Section 4.3(d) shall apply, substituting “New Lionsgate” for “Starz” and “Starz” for “New Lionsgate,” including for purposes of the first sentence of Section 4.3(e).

(e) Neither Starz nor any member of the Starz Group, in connection with making a claim under any insurance policy of New Lionsgate or any member of the New Lionsgate Group pursuant to Section 4.3(d), shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between New Lionsgate or any member of the New Lionsgate Group, on the one hand, and the applicable insurance company, broker or third-party claims administrator, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by New Lionsgate or any member of the New Lionsgate Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of New Lionsgate or any member of the New Lionsgate Group under the applicable insurance policy.

(f) All payments and reimbursements by Starz pursuant to Section 4.3(d) will be made within thirty (30) days after Starz’s receipt of an invoice therefor from New Lionsgate, unless otherwise agreed in writing by the Parties. If New Lionsgate incurs costs to enforce Starz’s obligations herein, Starz agrees to indemnify and hold harmless New Lionsgate for such enforcement costs, including reasonable attorneys’ fees, pursuant to Section 3.6(b). New Lionsgate shall retain the exclusive right to control its Policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Policies and programs and to amend, modify or waive any rights under any such Policies and programs, notwithstanding whether any such Policies or programs apply to any Starz Liabilities and/or claims Starz has made or could make in the future, and no member of the Starz Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with New Lionsgate’s insurers with respect to any of New Lionsgate’s Policies and programs, or amend, modify or waive any rights under any such Policies and programs. Starz shall cooperate with New Lionsgate and share such information as is reasonably necessary in order to permit New Lionsgate to manage and conduct its insurance matters as New Lionsgate deems appropriate. Neither New Lionsgate nor any member of the New Lionsgate Group shall have any obligation to secure extended reporting for any claims under any Policies of New Lionsgate or any member of the New Lionsgate Group for any acts or omissions by any member of the Starz Group incurred prior to the applicable Insurance Termination Time. For the avoidance of doubt, without limiting Section 3.5(e), each Party and any member of its applicable Group has the sole right to settle or otherwise resolve third-party claims made against it or any member of its applicable Group covered under an applicable insurance Policy.

(g) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the New Lionsgate Group in respect of any insurance policy or any other contract or policy of insurance.

(h) Starz does hereby, for itself and each other member of the Starz Group, agree that no member of the New Lionsgate Group shall have any Liability whatsoever as a result of the Policies and practices of New Lionsgate and the members of the New Lionsgate Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

4.4 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, or as otherwise agreed in writing by the Parties, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within ninety (90) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two (2%) percent; provided, that with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

4.5 Inducement. Starz acknowledges and agrees that New Lionsgate’s willingness to cause, effect and consummate the Transactions has been conditioned upon and induced by Starz’s covenants and agreements in this Agreement and the Ancillary Agreements, including Starz’s assumption of the Starz Liabilities pursuant to the Transactions and the provisions of this Agreement and Starz’s covenants and agreements contained in Article III and this Article IV. New Lionsgate acknowledges and agrees that Starz’s willingness to cause, effect and consummate the Transactions has been conditioned upon and induced by New Lionsgate’s covenants and agreements in this Agreement and the Ancillary Agreements, including New Lionsgate’s assumption of the New Lionsgate Liabilities pursuant to the Transactions and the provisions of this Agreement and New Lionsgate’s covenants and agreements contained in Article III and this Article IV.

4.6 Post-Arrangement Effective Time Conduct. The Parties acknowledge that, after the Arrangement Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Arrangement Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article III) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

ARTICLE V

EXCHANGE OF INFORMATION; CONFIDENTIALITY

5.1 Agreement for Exchange of Information. Subject to Section 5.9 and any other applicable confidentiality obligations, each of New Lionsgate and Starz, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Arrangement Effective Time, as soon as reasonably practicable after written request therefor is received by such Party’s legal department from the requesting Party’s legal department, any information (or a copy thereof) in the possession, custody or control of such Party or its Group which the requesting Party’s legal department requests (including any Starz Books and Records or New Lionsgate Books and Records, as applicable, and any information held by a third party on such Party’s or a member of its Group’s behalf) to the extent that (i) such information relates to the Starz Business, or any Starz Asset or Starz Liability, if Starz is the requesting Party, or to the LG Studios Business, or any New Lionsgate Asset or New Lionsgate Liability, if New Lionsgate is the requesting Party (including, for the avoidance of doubt, such information the requesting Party reasonably believes is relevant to the requesting Party’s claim or defense in ongoing or anticipated litigation or other legal proceeding and would be proportional to the needs of the matter); (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; (iii) such information is required by the requesting Party to comply with any obligation, audit, inspection, inquiry, or request from any Governmental Authority; or (iv) such information is required by the requesting Party to comply with any obligation imposed by a court order or any other compulsory legal process; or (v) such information is required by the requesting Party in order to prepare and complete a tax return or other tax filing (if, but only to the extent that, the exchange of such information is not otherwise addressed in the Tax Matters Agreement); provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence (including by way of redaction). The Party providing information pursuant to this Section 5.1 shall only be obligated to provide such information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 5.1 shall expand the obligations of any Party under Section 5.4. Without limiting the generality of the foregoing, until the end of Starz’s fiscal year during which the Arrangement Effective Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Arrangement Effective Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

5.2 Ownership of Information. The provision of any information pursuant to Section 5.1 or Section 5.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

5.3 Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting, redacting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

5.4 Record Retention.

(a) To facilitate the possible exchange of information pursuant to this Article V and other provisions of this Agreement after the Arrangement Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Arrangement Effective Time in substantial accordance with the policies of New Lionsgate as in effect at the Arrangement Effective Time or such other policies as may be adopted by Starz after the Arrangement Effective Time (provided that Starz notifies New Lionsgate in writing of any such change). Notwithstanding the foregoing, the Tax Matters Agreement will exclusively govern the retention of Tax-related records and the exchange of Tax-related information, and the Employee Matters Agreement will exclusively govern the retention of employment- and benefits-related records.

(b) Each Party shall preserve and keep all documents subject to a litigation hold as of the date of this Agreement until such Party has been notified that such litigation hold is no longer applicable.

5.5 Limitations of Liability. No Party shall have any Liability to any other Party arising from the fact that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith, fraud or willful misconduct by the Party providing such information. No Party shall have any Liability to any other Party if any information is destroyed notwithstanding commercially reasonable efforts by such Party to comply with the provisions of Section 5.4.

5.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, destruction or confidential treatment of information set forth in any Ancillary Agreement.

(b) Any Party that receives, pursuant to a request for information in accordance with this Article V, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

5.7 Production of Witnesses; Records; Cooperation.

(a) After the Arrangement Effective Time, except in the case of a Dispute between New Lionsgate and Starz, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its possession, custody or control, or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Parties shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its possession, custody or control, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, except in the case of a Dispute between New Lionsgate and Starz, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 5.7, each of the Parties agrees to cooperate, and to cause each member of its Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property Rights and shall not claim to acknowledge, or permit any member of its Group to claim to acknowledge, the validity or infringing use of any Intellectual Property Rights of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 5.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such Person or the employer of such Person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.7(a)).

5.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Arrangement Effective Time have been and will be rendered for the collective benefit of each of the members of the New Lionsgate Group and the Starz Group, and that each of the members of the New Lionsgate Group and the Starz Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Arrangement Effective Time, which services will be rendered solely for the benefit of the New Lionsgate Group or the Starz Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Arrangement Effective Time that are necessary for such other Party to perform such services.

(b) The Parties agree as follows:

(i) New Lionsgate shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the LG Studios Business and not to the Starz Business, whether or not the Privileged Information is in the possession or under the control of any member of the New Lionsgate Group or any member of the Starz Group. New Lionsgate shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any New Lionsgate Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the New Lionsgate Group or any member of the Starz Group;

(ii) Starz shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Starz Business and not to the LG Studios Business, whether or not the Privileged Information is in the possession or under the control of any member of the Starz Group or any member of the New Lionsgate Group. Starz shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Starz Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Starz Group or any member of the New Lionsgate Group; and

(iii) if the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VI to resolve any disputes as to whether any information relates solely to the LG Studios Business, solely to the Starz Business, or to both the LG Studios Business and the Starz Business.

(c) Subject to the remaining provisions of this Section 5.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 5.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by any Party without the consent of the other Party.

(d) If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of any Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) Upon receipt by any Party, or by any member of its Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if any Party obtains knowledge that any of its, or any member of its Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 5.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of New Lionsgate and Starz set forth in this Section 5.8 and in Section 5.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise.

(g) In connection with any matter contemplated by Section 5.7 or this Section 5.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

5.9 Confidentiality.

(a) Confidentiality. Subject to Section 5.10, and without prejudice to any longer period that may be provided for in any of the Ancillary Agreements, from and after the Arrangement Effective Time until the five (5)-year anniversary of the Arrangement Effective Time, each of New Lionsgate and Starz, on behalf of itself and each member of its Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information pursuant to policies in effect as of the Arrangement Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses (giving effect to the Transactions) that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not, to the best of such Party’s knowledge, themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. Notwithstanding the foregoing five (5)-year period, New Lionsgate’s and Starz’s obligations with respect to confidential and proprietary information that constitutes trade secrets shall survive and continue for so long as such confidential and proprietary information retains its status as a trade secret. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 5.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 5.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Arrangement Effective Time, may gain access to or possession of confidential or proprietary information of, or legally protected personal information relating to, Third Parties (i) that was received under privacy policies or notices and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Arrangement Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies or notices, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally protected personal information relating to, Third Parties in accordance with privacy policies or notices and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Arrangement Effective Time or affirmative commitments or representations that were made before the Arrangement Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

5.10 Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority or to the extent necessary for such Party to not be so prejudiced, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VI

DISPUTE RESOLUTION

6.1 Good Faith Officer Negotiation. Subject to Section 6.4, any Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (other than the Tax Matters Agreement), including regarding whether any Assets are Starz Assets or New Lionsgate Assets, any Liabilities are Starz Liabilities or New Lionsgate Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement (other than the Tax Matters Agreement) (a “Dispute”), which dispute could not be resolved by the Transition Committee, shall provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within thirty (30) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Senior Vice President (or a position substantially equivalent thereto) and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of the Officer Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall engage in good-faith negotiations in accordance with Section 6.2.

6.2 Good-Faith Negotiation; Mediation.

(a) If any Dispute is not resolved pursuant to Section 6.1, the Party that delivered the Officer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b) If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of a CEO Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the Parties, then any Party shall initiate a non-binding mediation by providing written notice (a “Mediation Notice”) to the other Party within five (5) Business Days following the expiration of such thirty (30) day period.

(c) Upon receipt of a Mediation Notice, the applicable Dispute shall be submitted within five (5) Business Days following such receipt of such Mediation Notice for non-binding mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“Arbitration Association”), and the Parties agree to bear equally the costs of such mediation (including any fees or expenses of the applicable mediator); provided that each Party shall bear its own costs in connection with participating in such mediation. The Parties agree to participate in good faith in such mediation for a period of thirty (30) days or such longer period as the Parties may mutually agree following receipt of such Mediation Notice (the “Mediation Period”).

(d) In connection with such mediation, the Parties shall cooperate with the Arbitration Association and with one another in selecting a neutral mediator with relevant industry experience and in scheduling the mediation proceedings during the applicable Mediation Period. If the Parties are unable to agree on a neutral mediator within five (5) Business Days of submitting a Dispute for mediation pursuant to Section 6.2(c), application shall be made by the Parties to the Arbitration Association for the Arbitration Association to select and appoint a neutral mediator on the Parties’ behalf in accordance with the Commercial Mediation Rules of the Arbitration Association.

(e) The Parties further agree that all information, whether oral or written, provided in the course of any such mediation by any Party or their Representatives, and by the applicable mediator and any employees of the mediation service, is confidential, privileged, and inadmissible for any purpose, including impeachment, in any Action involving the Parties; provided that any such information that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in such mediation.

(f) If the Parties are unable to resolve a Dispute for any reason, on and following the expiration of the Mediation Period, the Dispute shall be submitted to arbitration in accordance with Section 6.3.

6.3 Arbitration.

(a) In the event that a Dispute has not been resolved within thirty (30) days of the receipt of a CEO Negotiation Request in accordance with Section 6.2, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration in accordance with the then-current JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Rules”), except as modified herein. The arbitration shall be held in (i) Los Angeles, California, or (ii) such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 6.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $1 (one) million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $1 (one) million or more.

(b) The panel of three (3) arbitrators will be chosen as follows: (i) within thirty (30) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that any Party fails to name an arbitrator within thirty (30) days from the date of receipt of the Arbitration Request, then upon written application by any Party, that arbitrator shall be appointed pursuant to the JAMS Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third independent arbitrator will be appointed pursuant to the JAMS Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within thirty (30) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such thirty (30) day period, then upon written application by any Party, the sole independent arbitrator will be appointed pursuant to the JAMS Rules.

(c) The arbitrator(s) will have the right to award, on a preliminary or interim basis, or include in the final award, any relief that it/they deem proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided, that the arbitrator(s) will not award any relief not specifically requested by the Parties nor any relief not permitted by the terms of any commercial or other applicable agreement between the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages (other than any such Liability arising from a payment actually made to a Third Party with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 6.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article VI will toll the applicable statute of limitations for the duration of any such proceedings. Notwithstanding applicable state Law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

6.4 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VI, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute (unless, but only to the extent, such relief is not permitted by the terms of any commercial or other applicable agreement between the Parties) without first complying with the procedures set forth in Section 6.1, Section 6.2 and Section 6.3 if such action is reasonably necessary to avoid irreparable damage (it being understood that such initiating Party may, at its election, pursue arbitration, including seeking arbitral relief on a preliminary or interim basis, in lieu of such judicial relief) and (b) any Party may initiate arbitration before the expiration of the periods specified in Section 6.1, Section 6.2 and/or Section 6.3 if such Party has submitted an Officer Negotiation Request, a CEO Negotiation Request and/or an Arbitration Request, as applicable, and the applicable other Party has failed to comply with Section 6.1, Section 6.2 and/or Section 6.3, as applicable, in good faith with respect to such negotiation and/or the commencement and engagement in arbitration. In the circumstances contemplated by clause (b) of the immediately preceding sentence, the other Party may commence and prosecute such arbitration unilaterally in accordance with the JAMS Rules.

6.5 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VI, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

7.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, each of the Parties shall use its reasonable best efforts, prior to, on and after the Arrangement Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Arrangement Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Starz Assets and the New Lionsgate Assets and the assignment and assumption of the Starz Liabilities and the New Lionsgate Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) At or prior to the Arrangement Effective Time, New Lionsgate and Starz, in their respective capacities as direct and indirect shareholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by New Lionsgate, Starz or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may not be terminated, except by an agreement in writing signed by a duly authorized officer of each of the Parties or as otherwise required by applicable Law.

8.2 Effect of Termination. In the event of any termination of this Agreement prior to the Arrangement Effective Date, this Agreement shall become null and void and no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party or any member of the other Party’s Group by reason of this Agreement or the Ancillary Agreements.

ARTICLE IX

MISCELLANEOUS

9.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties or the parties thereto, respectively, and delivered to the other Party or other parties thereto, respectively.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Transactions and would not have been entered into independently.

(c) Each Party represents on behalf of itself and each other member of its Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party is executing this Agreement and certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

9.2 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies. For clarity, all matters relating to the duties of the directors and officer of New Lionsgate and Lionsgate shall be governed by, and construed in accordance with, the laws of British Columbia, Canada, and the federal laws of Canada applicable therein.

9.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that no Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable (whether pursuant to a merger, by operation of Law or otherwise). Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party hereto or relevant party thereto, as applicable, by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party or other Party thereto, as applicable.

9.4 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any New Lionsgate Indemnitee or Starz Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and the parties thereto, respectively, and are not intended to confer upon any Person except the Parties and the parties thereto any rights or remedies hereunder or thereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

9.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and, except as otherwise provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by electronic mail so long as confirmation of receipt thereof is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.5):

If to Lionsgate (prior to the Arrangement Effective Time), to:

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, CA 90404

Attention: James W. Barge

E-mail: jbarge@lionsgate.com

If to Starz (after the Arrangement Effective Time), to:

Starz Entertainment Corp.

1647 Stewart Street

Santa Monica, CA 90404

Attention: General Counsel

E-mail: Audrey.Lee@starz.com

If to LG Studios (prior to the Arrangement Effective Time) or New Lionsgate (after the Arrangement Effective Time), to:

Lionsgate Studios Corp.

2700 Colorado Avenue

Santa Monica, CA 90404

Attention: Bruce Tobey

E-mail: btobey@lionsgate.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

9.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

9.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

9.8 No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, no Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

9.9 Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all third-party fees, costs and expenses, and all other fees, costs and expenses, in each case incurred at or prior to the Arrangement Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Transactions, and any Ancillary Agreement, the Form S-4, the Meeting Materials, the Plan of Arrangement, and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all third-party fees, costs and expenses, and all other fees, costs and expenses, in each case incurred after the Arrangement Effective Time in connection with the Transactions and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses. The Parties agree that certain specified costs and expenses shall be allocated between the Parties, and borne and be the responsibility of the applicable Party, as set forth on Schedule 3.6.

9.10 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

9.11 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Transactions and shall remain in full force and effect.

9.12 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

9.13 Specific Performance. Subject to the provisions of Article VI, and except as otherwise set forth in any applicable Ancillary Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

9.14 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

9.15 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendices) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” need not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (i) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement” and words of similar import shall all be references to May 6, 2025; and (j) the word “extent” and the phrase “to the extent” shall mean the degree (if any) to which a subject or other thing extends, and such word or phrase shall not merely mean “if”.

9.16 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither Starz or any member of the Starz Group, on the one hand, nor New Lionsgate or any member of the New Lionsgate Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability actually paid or payable in respect of a Third-Party Claim).

9.17 Performance. New Lionsgate will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the New Lionsgate Group. Starz will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Starz Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

9.18 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

9.19 Conflict Among Ancillary Agreements. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement or the Amendment to the Tax Matters Agreement (each, a “Specified Ancillary Agreement”), the terms of the applicable Specified Ancillary Agreement shall control with respect to the subject matter addressed by such Specified Ancillary Agreement to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the terms of this Agreement or any Specified Ancillary Agreement, on the one hand, and any Transfer Document, on the other hand, including with respect to the allocation of Assets and Liabilities as among the Parties or the members of their respective Groups, this Agreement or such Specified Ancillary Agreement shall control. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Arrangement Agreement, the terms of the Arrangement Agreement shall control solely as it relates to the Arrangement or the Plan of Arrangement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Separation Agreement to be executed by their duly authorized representatives as of the date first written above.

LIONSGATE STUDIOS HOLDING CORP.

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: Chief Executive Officer, Principal Executive Officer, President and Secretary

LIONSGATE STUDIOS CORP.

By:	/s/ Bruce Tobey
Name: Bruce Tobey
Title: General Counsel

LG SIRIUS HOLDINGS ULC

By:	/s/ Adrian Kuzycz
Name: Adrian Kuzycz
Title: President

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ James W. Barge
Name: James W. Barge
Title: Chief Financial Officer

[Signature Page to Separation Agreement]